                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES

                     Consolidated Financial Statements as of
                 December 31, 2002 and 2001 and for Each of the
                Three Years in the Period Ended December 31, 2002

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------



To the Board of Directors and Stockholders of Altria Group, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Altria Group, Inc. (formerly known as Philip Morris Companies Inc.) and its subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Altria Group, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, Altria Group, Inc. adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 27, 2003

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                 (in millions of dollars, except per share data)

                                  -------------

                                                       2002      2001
                                                       ----      ----
ASSETS
 Consumer products
   Cash and cash equivalents                          $   565   $   453
   Receivables (less allowances of $142 and $193)       5,139     5,148
   Inventories:
     Leaf tobacco                                       3,605     3,827
     Other raw materials                                1,935     1,909
     Finished product                                   3,587     3,187
                                                      -------   -------
                                                        9,127     8,923

   Other current assets                                 2,610     2,751
                                                      -------   -------
     Total current assets                              17,441    17,275

   Property, plant and equipment, at cost:
     Land and land improvements                           710       796
     Buildings and building equipment                   6,219     6,347
     Machinery and equipment                           16,127    17,152
     Construction in progress                           1,497     1,330
                                                      -------   -------
                                                       24,553    25,625
     Less accumulated depreciation                      9,707    10,488
                                                      -------   -------
                                                       14,846    15,137

   Goodwill and other intangible assets, net           37,871    37,548
   Other assets                                         8,151     6,144
                                                      -------   -------
     Total consumer products assets                    78,309    76,104

 Financial services
   Finance assets, net                                  9,075     8,691
   Other assets                                           156       173
                                                      -------   -------
     Total financial services assets                    9,231     8,864
                                                      -------   -------

     TOTAL ASSETS                                     $87,540   $84,968
                                                      =======   =======

                                                       2002      2001
                                                       ----      ----
LIABILITIES
 Consumer products
  Short-term borrowings                              $    407  $    997
  Current portion of long-term debt                     1,558     1,942
  Accounts payable                                      3,088     3,600
  Accrued liabilities:
     Marketing                                          3,192     2,794
     Taxes, except income taxes                         1,735     1,654
     Employment costs                                   1,099     1,192
     Settlement charges                                 3,027     3,210
     Other                                              2,563     2,480
  Income taxes                                          1,103     1,021
  Dividends payable                                     1,310     1,251
                                                     --------  --------
     Total current liabilities                         19,082    20,141

  Long-term debt                                       19,189    17,159
  Deferred income taxes                                 6,112     5,238
  Accrued postretirement health care costs              3,128     3,315
  Minority interest                                     4,366     4,013
  Other liabilities                                     8,004     7,796
                                                     --------  --------
     Total consumer products liabilities               59,881    57,662

 Financial services
  Short-term borrowings                                             512
  Long-term debt                                        2,166     1,492
  Deferred income taxes                                 5,521     5,246
  Other liabilities                                       494       436
                                                     --------  --------
     Total financial services liabilities               8,181     7,686
                                                     --------  --------
     Total liabilities                                 68,062    65,348
                                                     --------  --------

Contingencies (Note 18)

STOCKHOLDERS' EQUITY
  Common stock, par value $0.33 1/3 per share
   (2,805,961,317 shares issued)                          935       935
  Additional paid-in capital                            4,642     4,503
  Earnings reinvested in the business                  43,259    37,269
  Accumulated other comprehensive losses
   (including currency translation of $2,951
    and $3,238)                                        (3,956)   (3,373)
 Cost of repurchased stock
   (766,701,765 and 653,458,100 shares)               (25,402)  (19,714)
                                                     --------  --------
     Total stockholders' equity                        19,478    19,620
                                                     --------  --------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                           $ 87,540  $ 84,968
                                                     ========  ========

                See notes to consolidated financial statements.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                 (in millions of dollars, except per share data)

                                   -----------

                                                                   2002      2001      2000
                                                                   ----      ----      ----
Net revenues                                                      $80,408   $80,879   $73,503
Cost of sales                                                      32,748    33,900    29,687
Excise taxes on products                                           18,226    17,209    17,270
                                                                  -------   -------   -------
   Gross profit                                                    29,434    29,770    26,546
Marketing, administration and research costs                       12,282    12,461    11,423
Gains on sales of businesses                                          (80)       (8)     (274)
Integration costs and a loss on sale of a food factory                111        82
Separation programs and asset impairments                             223        19
Provision for airline industry exposure                               290
Litigation related expense                                                      500
Amortization of intangibles                                             7     1,014       591
                                                                  -------   -------   -------
   Operating income                                                16,601    15,702    14,806
Gain on Miller Brewing Company transaction                         (2,631)
Interest and other debt expense, net                                1,134     1,418       719
                                                                  -------   -------   -------
   Earnings before income taxes, minority interest and
     cumulative effect of accounting change                        18,098    14,284    14,087
Provision for income taxes                                          6,424     5,407     5,450
                                                                  -------   -------   -------
   Earnings before minority interest and cumulative effect
     of accounting change                                          11,674     8,877     8,637
Minority interest in earnings and other, net                          572       311       127
                                                                  -------   -------   -------
   Earnings before cumulative effect of accounting change          11,102     8,566     8,510
Cumulative effect of accounting change                                           (6)
                                                                  -------   -------   -------
   Net earnings                                                   $11,102   $ 8,560   $ 8,510
                                                                  =======   =======   =======
Per share data:
   Basic earnings per share before cumulative effect of
     accounting change                                            $  5.26   $  3.93   $  3.77
   Cumulative effect of accounting change                                     (0.01)
                                                                  -------   -------   -------
   Basic earnings per share                                       $  5.26   $  3.92   $  3.77
                                                                  =======   =======   =======
   Diluted earnings per share before cumulative effect of
     accounting change                                            $  5.21   $  3.88   $  3.75
   Cumulative effect of accounting change                                     (0.01)
                                                                  -------   -------   -------
   Diluted earnings per share                                     $  5.21   $  3.87   $  3.75
                                                                  =======   =======   =======


                See notes to consolidated financial statements.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                 CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY
                 (in millions of dollars, except per share data)

                                   -----------

                                                                           Accumulated Other
                                                                    Comprehensive Earnings (Losses)
                                                                    -------------------------------
                                          Additional    Earnings      Currency                        Cost of        Total
                                  Common    Paid-in   Reinvested in  Translation                    Repurchased  Stockholders'
                                   Stock    Capital    the Business  Adjustments  Other      Total     Stock        Equity
                                  ------  ----------  -------------  -----------  -----    --------  ---------     --------
Balances, January 1, 2000           $935    $    -       $29,556      $(2,056)   $   (52)  $(2,108)  $(13,078)      $15,305

Comprehensive earnings:
  Net earnings                                             8,510                                                      8,510
  Other comprehensive losses,
    net of income taxes:
      Currency translation
        adjustments                                                      (808)                (808)                    (808)
      Additional minimum
        pension liability                                                            (34)      (34)                     (34)
                                                                                                                    -------
  Total other comprehensive
    losses                                                                                                             (842)
                                                                                                                    -------
Total comprehensive
  earnings                                                                                                            7,668
                                                                                                                    -------

Exercise of stock options
  and issuance of other
  stock awards                                               (37)                                         217           180
Cash dividends declared
  ($2.02 per share)                                       (4,548)                                                    (4,548)
Stock repurchased                                                                                      (3,600)       (3,600)
                                     ----   ------       -------      -------    -------   -------   --------       -------
  Balances, December 31,
    2000                              935        -        33,481       (2,864)       (86)   (2,950)   (16,461)       15,005

Comprehensive earnings:
  Net earnings                                             8,560                                                      8,560
  Other comprehensive
    earnings (losses),
    net of income taxes:
      Currency translation
        adjustments                                                      (753)                (753)                    (753)
      Additional minimum
        pension liability                                                            (89)      (89)                     (89)
      Change in fair value
        of derivatives
        accounted for
        as hedges                                                                     33        33                       33
                                                                                                                    -------
  Total other comprehensive
    losses                                                                                                             (809)
                                                                                                                    -------
Total comprehensive
  earnings                                                                                                            7,751
                                                                                                                    -------
Exercise of stock options
  and issuance of other
  stock awards                                 138            70                                          747           955
Cash dividends declared
  ($2.22 per share)                                       (4,842)                                                    (4,842)
Stock repurchased                                                                                      (4,000)       (4,000)
Sale of Kraft Foods Inc.
  common stock                               4,365                        379          7       386                    4,751
                                     ----   ------       -------      -------    -------   -------   --------       -------
  Balances, December 31,
    2001                              935    4,503        37,269       (3,238)      (135)   (3,373)   (19,714)       19,620

Comprehensive earnings:
  Net earnings                                            11,102                                                     11,102
  Other comprehensive
    earnings (losses),
    net of income taxes:
      Currency translation
        adjustments                                                       287                  287                      287
      Additional minimum
        pension liability                                                           (760)     (760)                    (760)
      Change in fair value
        of derivatives
        accounted for
        as hedges                                                                   (110)     (110)                    (110)
                                                                                                                    -------
  Total other
    comprehensive losses                                                                                               (583)
                                                                                                                    -------
Total comprehensive
  earnings                                                                                                           10,519
                                                                                                                    -------
Exercise of stock options
  and issuance of
  other stock awards                           139            15                                          563           717
Cash dividends declared
  ($2.44 per share)                                       (5,127)                                                    (5,127)
Stock repurchased                                                                                      (6,251)       (6,251)
                                     ----   ------       -------      -------    -------   -------   --------       -------
  Balances, December 31,
    2002                             $935   $4,642       $43,259      $(2,951)   $(1,005)  $(3,956)  $(25,402)      $19,478
                                     ====   ======       =======      =======    =======   =======   ========       =======

          See notes to consolidated financial statements.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)

                                  ----------


                                                                      2002      2001       2000
                                                                      ----      ----       ----
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
  Net earnings - Consumer products                                   $11,072   $ 8,382   $  8,345
               - Financial services                                       30       178        165
                                                                     -------   -------   --------
  Net earnings                                                        11,102     8,560      8,510


  Adjustments to reconcile net earnings to operating cash flows:
  Consumer products
     Cumulative effect of accounting change                                          6
     Depreciation and amortization                                     1,331     2,337      1,717
     Deferred income tax provision                                     1,310       277        660
     Minority interest in earnings and other, net                        572       311        127
     Integration costs and a loss on sale of a food factory              111        82
     Separation programs and asset impairments                           223        19
     Escrow bond for domestic tobacco litigation                                (1,200)
     Gain on Miller Brewing Company transaction                       (2,631)
     Gains on sales of businesses                                        (80)       (8)      (274)
     Cash effects of changes, net of the effects
       from acquired and divested companies:
         Receivables, net                                               (161)     (320)        28
         Inventories                                                      38      (293)       741
         Accounts payable                                               (640)     (309)        84
         Income taxes                                                   (151)      782       (178)
         Accrued liabilities and other current assets                    257    (1,397)      (479)
         Settlement charges                                             (189)      480        316
     Pension plan contributions                                       (1,104)     (350)      (391)
     Other                                                                86      (500)      (146)
  Financial services
     Deferred income tax provision                                       275       408        346
     Provision for airline industry exposure                             290
     Other                                                               (27)        8        (17)
                                                                     -------   -------   --------
         Net cash provided by operating activities                    10,612     8,893     11,044
                                                                     -------   -------   --------

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
  Consumer products
     Capital expenditures                                             (2,009)   (1,922)    (1,682)
     Purchase of Nabisco, net of acquired cash                                            (15,159)
     Purchase of other businesses, net of acquired cash                 (147)     (451)      (417)
     Proceeds from sales of businesses                                   221        21        433
     Other                                                                54       139         28
  Financial services
     Investments in finance assets                                      (950)     (960)      (865)
     Proceeds from finance assets                                        360       257        156
                                                                     -------   -------   --------
         Net cash used in investing activities                        (2,471)   (2,916)   (17,506)
                                                                     -------   -------    -------



          See notes to consolidated financial statements.

                             Continued

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                CONSOLIDATED STATEMENTS of CASH FLOWS (Continued)
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------


                                                                       2002      2001     2000
                                                                       ----      ----     ----
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
  Consumer products
     Net (repayment) issuance of short-term borrowings               $  (473)  $(5,678)  $ 8,501
     Long-term debt proceeds                                           5,325     4,079     3,110
     Long-term debt repaid                                            (2,024)   (5,215)   (1,702)
  Financial services
     Net (repayment) issuance of short-term borrowings                  (512)     (515)    1,027
     Long-term debt proceeds                                             440       557

  Repurchase of Altria Group, Inc. common stock                       (6,220)   (3,960)   (3,597)
  Repurchase of Kraft Foods Inc. common stock                           (170)
  Dividends paid on Altria Group, Inc. common stock                   (5,068)   (4,769)   (4,500)
  Issuance of Altria Group, Inc. common stock                            724       779       112
  Issuance of Kraft Foods Inc. common stock                                      8,425
  Other                                                                 (187)     (143)     (293)
                                                                     -------   -------   -------
     Net cash (used in) provided by financing activities              (8,165)   (6,440)    2,658
                                                                     -------   -------   -------

Effect of exchange rate changes on cash and cash equivalents             136       (21)     (359)
                                                                     -------   -------   -------

Cash and cash equivalents:
  Increase (Decrease)                                                    112      (484)   (4,163)
  Balance at beginning of year                                           453       937     5,100
                                                                      -------   -------   -------
  Balance at end of year                                             $   565   $   453   $   937
                                                                     =======   =======   =======

Cash paid: Interest - Consumer products                              $ 1,355   $ 1,689   $ 1,005
                                                                     =======   =======   =======
                    - Financial services                             $    88   $    76   $   102
                                                                     =======   =======   =======
           Income taxes                                              $ 4,818   $ 3,775   $ 4,358
                                                                     =======   =======   =======


                 See notes to consolidated financial statements.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 1. Background and Basis of Presentation:
---------------------------------------------

    Background:
     In April 2002, the stockholders of Philip Morris Companies Inc. approved changing the name of the parent company from Philip Morris Companies Inc. to Altria Group, Inc. ("ALG"). The name change became effective on January 27, 2003. ALG's wholly-owned subsidiaries, Philip Morris USA Inc. ("PM USA"), Philip Morris International Inc. ("PMI") and its majority-owned (84.2%) subsidiary, Kraft Foods Inc. ("Kraft"), are engaged in the manufacture and sale of various consumer products, including cigarettes, packaged grocery products, snacks, beverages, cheese and convenient meals. Philip Morris Capital Corporation ("PMCC"), another wholly-owned subsidiary, is primarily engaged in leasing activities. ALG's former wholly-owned subsidiary, Miller Brewing Company ("Miller"), was engaged in the manufacture and sale of various beer products prior to the merger of Miller into South African Breweries plc ("SAB") on July 9, 2002 (see Note
      3. Miller Brewing Company Transaction). Throughout these financial statements, Altria Group, Inc. refers to the consolidated financial position, results of operations and cash flows of the Altria family of companies. ALG's access to the operating cash flows of its subsidiaries is comprised of cash received from the payment of dividends and interest, and the repayment of amounts borrowed from ALG by its subsidiaries.

    Basis of presentation:
     The consolidated financial statements include ALG and its subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, income taxes, and the allowance for loan losses and estimated residual values of finance leases. Actual results could differ from those estimates.

     Balance sheet accounts are segregated by two broad types of business.
      Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.

     Certain prior years' amounts have been reclassified to conform with the current year's presentation, due primarily to the adoption of new accounting rules regarding revenues, as well as the disclosure of more detailed information on the consolidated statements of earnings and the consolidated statements of cash flows.

Note 2. Summary of Significant Accounting Policies:
---------------------------------------------------

    Cash and cash equivalents:
     Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

    Depreciation, amortization and goodwill valuation:
     Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 50 years.

     On January 1, 2002, Altria Group, Inc. adopted Statement of Financial
      Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." As a result, Altria Group, Inc. stopped recording the amortization of goodwill and indefinite life intangible assets as a charge to earnings as of January 1, 2002. Net earnings and diluted earnings per share ("EPS") would have been as follows had the provisions of the new standards been applied as of January 1, 2000:

                                              For the years ended December 31,
                                               2001                      2000
                                              ------                    ------
                                            (in millions, except per share data)
Net earnings, as previously reported          $8,560                    $8,510
Adjustment for amortization of goodwill
  and other intangible assets                    932                       586
                                              ------                    ------
Net earnings, as adjusted                     $9,492                    $9,096
                                              ======                    ======

Diluted EPS, as previously reported            $3.87                     $3.75
Adjustment for amortization of goodwill
  and other intangible assets                   0.43                      0.25
                                               -----                     -----
Diluted EPS, as adjusted                       $4.30                     $4.00
                                               =====                     =====

     In addition, Altria Group, Inc. is required to conduct an annual review of goodwill and intangible assets for potential impairment. In 2002, Altria Group, Inc. completed its review and did not have to record a charge to earnings for an impairment of goodwill or other intangible assets.

     At December 31, 2002, goodwill by segment was as follows (in millions):

International tobacco                        $   981
North American food                           20,722
International food                             4,334
                                             -------
         Total goodwill                      $26,037
                                             =======

     Intangible assets as of December 31, 2002 were as follows:

                                              Gross
                                             Carrying                Accumulated
                                              Amount                 Amortization
                                             --------                ------------
                                                       (in millions)
Non-amortizable intangible assets            $11,810
Amortizable intangible assets                     54                     $30
                                             -------                     ---
     Total intangible assets                 $11,864                     $30
                                             =======                     ===

     Non-amortizable intangible assets are substantially comprised of brand names purchased through the Nabisco acquisition. Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets during the year ended December 31, 2002 was $7 million. Based upon the amortizable

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      intangible assets recorded on the balance sheet as of December 31, 2002, amortization expense for each of the next five years is estimated to be $8 million or less.

     Goodwill and other intangible assets, net, at December 31, 2002 increased by $323 million from December 31, 2001. During 2002, Altria Group, Inc. repurchased shares of Kraft's Class A common stock, which increased goodwill by $145 million. This increase represents the difference between market price and book value for the shares repurchased. The remainder of the increase is due primarily to acquisitions and currency, partially offset by the Miller transaction.

  Environmental costs:
     Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

     While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that Altria Group, Inc. may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on Altria Group, Inc.'s consolidated financial position, results of operations or cash flows.

  Finance leases:
     Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as finance lease revenues over the terms of the respective leases at a constant after-tax rate of return on the positive net investment balances.

     Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as finance lease revenues over the terms of the respective leases at a constant pre-tax rate of return on the net investment balances.

     Finance leases include unguaranteed residual values that represent PMCC's estimate at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease term. The estimated residual values are reviewed annually by PMCC's management based on a number of factors, including appraisals and activity in the relevant industry. If necessary, revisions to reduce the residual values are recorded. Such reviews have not resulted in adjustments to PMCC's net revenues or results of operations for any of the periods presented.

     Investments in leveraged leases are stated net of related non-recourse debt obligations.

  Foreign currency translation:
     Altria Group, Inc. translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders' equity. Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


  Guarantees:
     In November 2002, the Financial Accounting Standards Board ("FASB") issued
      Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, Altria Group, Inc. will apply the recognition provisions of Interpretation No. 45 prospectively to guarantee activities initiated after December 31, 2002. See Note 18. Contingencies for a further discussion of guarantees.

  Hedging instruments:
     Effective January 1, 2001, Altria Group, Inc. adopted SFAS No. 133,
      "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS No. 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive losses or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows. As of January 1, 2001, the adoption of these new standards resulted in a cumulative effect of an accounting change that reduced net earnings by $6 million, net of income taxes of $3 million, and decreased accumulated other comprehensive losses by $15 million, net of income taxes of $8 million.

  Impairment of long-lived assets:
     Altria Group, Inc. reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

     Effective January 1, 2002, Altria Group, Inc. adopted SFAS No. 144,
      "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the exemption to consolidation when control over a subsidiary is likely to be temporary. The adoption of this new standard did not have a material impact on the consolidated financial position, results of operations or cash flows of Altria Group, Inc.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


  Income taxes:
     Altria Group, Inc. accounts for income taxes in accordance with SFAS No.
      109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Inventories:
     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

  Marketing costs:
     Altria Group, Inc. promotes its products with significant marketing activities, including advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.

  Revenue recognition:
     The consumer products businesses recognize revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Shipping and handling costs are classified as part of cost of sales.

     Effective January 1, 2002, Altria Group, Inc. adopted Emerging Issues Task
      Force ("EITF") Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." Prior period consolidated statements of earnings have been reclassified to reflect the adoption. The adoption of these EITF Issues resulted in a reduction of revenues of $9.0 billion and $6.9 billion in 2001 and 2000, respectively. In addition, the adoption reduced marketing, administration and research costs in 2001 and 2000 by $9.9 billion and $7.6 billion, respectively. Cost of sales increased in 2001 and 2000 by $633 million and $539 million, respectively, and excise taxes on products increased by $229 million and $190 million, respectively. The adoption of these EITF Issues had no impact on operating income, net earnings or basic and diluted EPS.

  Software costs:
     Altria Group, Inc. capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

  Stock-based compensation:
     Altria Group, Inc. accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options. The market value of restricted stock at date of grant is recorded as compensation expense over the period of restriction.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     At December 31, 2002, Altria Group, Inc. had stock-based employee compensation plans, which are described more fully in Note 11. Stock Plans. Altria Group, Inc. applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for those plans. No compensation expense for employee stock options is reflected in net earnings, as all options granted under those plans had an exercise price not less than the market value of the common stock on the date of the grant. Net earnings, as reported, includes compensation expense related to restricted stock. The following table illustrates the effect on net earnings and EPS if Altria Group, Inc. had applied the fair value recognition provisions of SFAS No. 123 for the years ended December 31, 2002, 2001 and 2000 (in millions, except per share data):

                                               2002      2001     2000
                                              -------   ------   ------
        Net earnings, as reported             $11,102   $8,560   $8,510
        Deduct:

        Total stock-based employee
          compensation expense determined
          under fair value method for all
          stock option awards, net of
          related tax effects                     137      202      121
                                              -------   ------   ------
        Pro forma net earnings                $10,965   $8,358   $8,389
                                              =======   ======   ======

        Earnings per share:
          Basic - as reported                   $5.26    $3.92    $3.77
                                                =====    =====    =====
          Basic - pro forma                     $5.19    $3.83    $3.71
                                                =====    =====    =====

          Diluted - as reported                 $5.21    $3.87    $3.75
                                                =====    =====    =====
          Diluted - pro forma                   $5.15    $3.78    $3.69
                                                =====    =====    =====

  New accounting pronouncements:
     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs
      Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. Accordingly, Altria Group, Inc. will apply the provisions of SFAS No. 146 prospectively to exit or disposal activities initiated after December 31, 2002.

     In November 2002, the EITF issued EITF Issue No. 00-21, "Revenue
      Arrangements with Multiple Deliverables," which addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF Issue No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF Issue No. 00-21 is effective for Altria Group, Inc. for revenue arrangements entered into beginning July 1, 2003. Altria Group, Inc. does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its 2003 consolidated financial statements.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The FASB recently issued Interpretation No. 46, "Consolidation of Variable
      Interest Entities." Interpretation No. 46 requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the company that has the controlling financial interest. Interpretation No. 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interests or significant financial support provided to it. Interpretation No. 46 will be effective for Altria Group, Inc. on February 1, 2003 for variable interest entities created after January 31, 2003, and on July 31, 2003 for variable interest entities created prior to February 1, 2003. Based on its preliminary analysis of Interpretation No. 46, which was issued in January 2003, Altria Group, Inc. does not currently expect the adoption of Interpretation No. 46 to have a material impact on its 2003 consolidated financial statements.

Note 3. Miller Brewing Company Transaction:
-------------------------------------------

     On May 30, 2002, ALG announced an agreement with SAB to merge Miller into SAB. The transaction closed on July 9, 2002, and SAB changed its name to SABMiller plc ("SABMiller"). At closing, ALG received 430 million shares of SABMiller valued at approximately $3.4 billion, based upon a share price of 5.12 British pounds per share, in exchange for Miller, which had $2.0 billion of existing debt. The shares in SABMiller owned by ALG resulted in a 36% economic interest in SABMiller and a 24.9% voting interest. The transaction resulted in a pre-tax gain of approximately $2.6 billion or approximately $1.7 billion after-tax. The gain was recorded in the third quarter of 2002. Beginning with the third quarter of 2002, ALG's ownership interest in SABMiller is being accounted for under the equity method. Accordingly, ALG's investment in SABMiller of approximately $1.9 billion is included in other assets on the consolidated balance sheet at December 31, 2002. In addition, ALG records its share of SABMiller's net earnings, based on its economic ownership percentage, in minority interest in earnings and other, net, on the consolidated statement of earnings.

Note 4. Divestitures:
---------------------

     During 2002, Kraft Foods North America, Inc. ("KFNA") sold several small
      North American food businesses, some of which were previously classified as businesses held for sale. The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from Altria Group, Inc.'s consolidated statements of earnings and no gain or loss was recognized on these sales. In addition, Kraft Foods International, Inc. ("KFI") sold a Latin American yeast and industrial bakery ingredients business for approximately $110 million and recorded a pre-tax gain of $69 million. The aggregate proceeds received from the sales of these businesses, as well as a small beer operation, were $221 million, resulting in pre-tax gains of $80 million.

     During 2001, KFI sold two small food businesses and KFNA sold one small food business. The aggregate proceeds received in these transactions were $21 million, on which pre-tax gains of $8 million were recorded.

     During 2000, KFI sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. In addition, Miller sold its rights to Molson trademarks in the United States for proceeds of $131 million, on which a pre-tax gain of $100 million was recorded. The aggregate proceeds received in divestiture transactions in 2000,

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      including the sale of several small international food, North American food and beer businesses, were $433 million, on which pre-tax gains of $274 million were recorded.

     The operating results of the businesses sold were not material to Altria
      Group, Inc.'s consolidated operating results in any of the periods presented.

Note 5. Acquisitions:
---------------------

     Nabisco

     On December 11, 2000, Altria Group, Inc., through its subsidiary Kraft, acquired all of the outstanding shares of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The acquisition was financed through the issuance of $12.2 billion of short-term obligations and $3.0 billion of available cash. The acquisition has been accounted for as a purchase. Beginning January 1, 2001, Nabisco's earnings have been included in the consolidated operating results of Altria Group, Inc. The interest cost on borrowings associated with acquiring Nabisco has been included in interest and other debt expense, net, on Altria Group, Inc.'s consolidated statements of earnings for the years ended December 31, 2002, 2001 and 2000.

     During 2001, the allocation of excess purchase price relating to Nabisco was completed. As a result, Kraft recorded, among other things, the final valuation of property, plant and equipment and intangible assets, primarily trade names, amounts relating to the closure of Nabisco facilities and related deferred income taxes. The final allocation of excess purchase price at December 31, 2001 was as follows (in millions):

      Purchase price                                                            $15,254
      Historical value of tangible assets acquired and liabilities assumed       (1,271)
                                                                                -------
      Excess of purchase price over assets acquired and liabilities
           assumed at the date of acquisition                                    16,525
      Increases for allocation of purchase price:
           Property, plant and equipment                                            367
           Other assets                                                             347
           Accrued postretirement health care costs                                 230
           Pension liabilities                                                      190
           Debt                                                                      50
           Legal, professional, lease and contract termination costs                129
           Other liabilities, principally severance                                 602
           Deferred income taxes                                                  3,583
                                                                                -------
      Goodwill and other intangible assets at December 31, 2001                 $22,023
                                                                                =======

     Goodwill and other intangible assets, at December 31, 2001, included approximately $11.7 billion related to trade names. Kraft also recorded deferred federal income taxes of $3.9 billion related to trade names. During 2002, Kraft decreased goodwill by $76 million, due primarily to the favorable completion of certain severance and exit programs.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The closure of a number of Nabisco domestic and international facilities resulted in severance and other exit costs of $379 million, which are included in the above adjustments for the allocation of the Nabisco purchase price. The closures will result in the termination of approximately 7,500 employees and will require total cash payments of $373 million, of which approximately $190 million has been spent through December 31, 2002. Substantially all of the closures were completed as of December 31, 2002, and the remaining payments relate to salary continuation payments for severed employees and lease payments.

     The integration of Nabisco into the operations of Kraft also resulted in the closure or reconfiguration of several existing Kraft facilities. The aggregate charges to the consolidated statement of earnings to close or reconfigure facilities and integrate Nabisco were originally estimated to be in the range of $200 million to $300 million. During 2002 and 2001, KFNA recorded pre-tax charges of $98 million and $53 million, respectively, related to the closing of a facility and other consolidation programs in North America. During 2002, KFI recorded pre-tax charges of $17 million to consolidate production lines and distribution networks in Latin America. In addition, during the first quarter of 2002, approximately 700 employees accepted the benefits offered by a voluntary early retirement program for certain salaried employees. Pre-tax charges of $135 million and $7 million were recorded in the operating results of the North American food and international food segments, respectively, in the first quarter of 2002 for these separation programs. As of December 31, 2002, the aggregate pre-tax charges to the consolidated statements of earnings to close or reconfigure Kraft facilities and integrate Nabisco, including Kraft's separation programs, were $310 million, slightly above the original estimate. The integration related charges of $168 million included $27 million relating to severance, $117 million relating to asset write-offs and $24 million relating to other cash exit costs. Cash payments relating to these charges will approximate $51 million, of which $21 million has been paid through December 31, 2002. No additional pre-tax charges are expected to be recorded for these programs.

     During 2001, certain small Nabisco businesses were reclassified to businesses held for sale, including their estimated results of operations through anticipated sales dates. These businesses have subsequently been sold, with the exception of one business that had been held for sale since the acquisition of Nabisco. This business, which is no longer held for sale, has been included in the 2002 consolidated operating results of KFNA.

     Assuming the acquisition of Nabisco occurred at the beginning of 2000, pro forma net revenues for 2000 would have been $81 billion; pro forma net earnings would have been $8 billion; pro forma basic EPS would have been $3.52; and pro forma diluted EPS would have been $3.50. These pro forma results, which are unaudited, do not give effect to any synergies expected to result from the merger of Nabisco's operations with those of Kraft, nor do they give effect to the reduction of interest expense from the repayment of borrowings with proceeds from Kraft's initial public offering ("IPO") of its common stock. The pro forma results also do not reflect the effects of SFAS No. 141 and 142 on the amortization of goodwill or other intangible assets. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated and the IPO completed at the beginning of 2000, nor are they necessarily indicative of future consolidated operating results.

     On June 13, 2001, Kraft completed an IPO of 280,000,000 shares of its Class
      A common stock at a price of $31.00 per share. Altria Group, Inc. used the IPO proceeds, net of underwriting discount and expenses, of $8.4 billion to retire a portion of the debt incurred to finance the

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      acquisition of Nabisco. After the completion of the IPO, Altria Group, Inc. owned approximately 83.9% of the outstanding shares of Kraft's capital stock through Altria Group, Inc.'s ownership of 49.5% of Kraft's Class A common stock and 100% of Kraft's Class B common stock. Kraft's Class A common stock has one vote per share while Kraft's Class B common stock has ten votes per share. As of December 31, 2002 and 2001, Altria Group, Inc. held approximately 98% of the combined voting power of Kraft's outstanding capital stock. As a result of the IPO, an adjustment of $8.4 billion to the carrying amount of Altria Group, Inc.'s investment in Kraft has been reflected on Altria Group, Inc.'s consolidated balance sheet as an increase to additional paid-in capital of $4.4 billion (net of the recognition of cumulative currency translation adjustments and other comprehensive losses) and minority interest of $3.7 billion. At December 31, 2002, Altria Group, Inc. owns approximately 84.2% of the outstanding shares of Kraft's capital stock.

     Other Acquisitions

     During 2002, KFI acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions, including a PMI acquisition, was $147 million.

     During 2001, PMI increased its ownership interest in its Argentine tobacco subsidiary for an aggregate cost of $255 million. In addition, KFI purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $451 million.

     During 2000, KFNA purchased Balance Bar Co. and Boca Burger, Inc. The total cost of these and other smaller acquisitions was $417 million.

     The effects of these acquisitions were not material to Altria Group, Inc.'s consolidated financial position or results of operations in any of the periods presented.

Note 6. Inventories:
--------------------

     The cost of approximately 46% and 50% of inventories in 2002 and 2001, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.6 billion and $0.7 billion lower than the current cost of inventories at December 31, 2002 and 2001, respectively.

Note 7. Finance Assets, net:
----------------------------

     At December 31, 2002, finance assets, net, of $9,075 million were comprised of investment in finance leases of $9,358 million and other receivables of $161 million, reduced by allowance for losses of $444 million. At December 31, 2001, finance assets, net, of $8,691 million were comprised of investment in finance leases of $8,238 million and other receivables of $585 million, reduced by allowance for losses of $132 million.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     A summary of net investment in finance leases at December 31, before allowance for losses, was as follows (in millions):

                                                                    Direct
                                         Leveraged Leases       Finance Leases           Total
                                         ----------------      ----------------    -------------------
                                          2002      2001        2002      2001       2002        2001
                                         ------    ------      ------    ------    -------      ------
    Rentals receivable, net              $9,381    $8,677      $2,110    $1,482     $11,491    $10,159
    Unguaranteed residual values          2,267     2,296         148        82       2,415      2,378
    Unearned income                      (3,953)   (3,807)       (546)     (431)     (4,499)    (4,238)
    Deferred investment tax credits         (49)      (61)                              (49)       (61)
                                         ------    ------      ------    ------     -------    -------
    Investment in finance leases          7,646     7,105       1,712     1,133       9,358      8,238
    Deferred income taxes                (5,163)   (4,934)       (434)     (189)     (5,597)    (5,123)
                                         ------    ------      ------    ------     -------    -------
    Net investment in finance leases     $2,483    $2,171      $1,278    $  944     $ 3,761    $ 3,115
                                         ======    ======      ======    ======     =======    =======

     Rentals receivable, net, for leveraged leases, represent unpaid rentals, less principal and interest payments on remaining third-party non-recourse debt. PMCC's rights to rentals receivable are subordinate to the non-recourse debt-holders and the leased equipment is pledged as collateral to the debt-holders. PMCC has no obligation for the payment of non-recourse third-party debt issued to purchase the assets under the lease. The payment of the debt is collateralized only by lease payments receivable and the leased property, and is non-recourse to all other assets of PMCC. As required by U.S. GAAP, the non-recourse third-party debt of $20.0 billion and $17.9 billion at December 31, 2002 and 2001, respectively, has been offset against the related rentals receivable. There were no leases with contingent rentals in 2002 and 2001.

     PMCC's investment in finance leases is principally comprised of the following investment categories: aircraft (27%), electric power (20%), surface transport (17%), real estate (14%), manufacturing (14%), energy (6%) and other (2%). Investments located outside the United States, which are all dollar-denominated, represent 20% and 16% of PMCC's finance assets in 2002 and 2001, respectively.

     PMCC leases a number of aircraft, predominantly to major United States carriers. On August 11, 2002, US Airways Group, Inc. ("US Air") filed for Chapter 11 bankruptcy protection. PMCC currently leases 16 Airbus A319 aircraft to US Air under long-term leveraged leases, which expire in 2018 and 2019. The aircraft were leased in 1998 and 1999 and represent an investment in finance leases of $150 million at December 31, 2002. PMCC ceased recording income on these leases as of the date of the bankruptcy filing, pending US Air's effort to restructure with the assistance of a government loan guarantee.

     On December 9, 2002, United Air Lines Inc. ("UAL") filed for Chapter 11 bankruptcy protection. At December 31, 2002, PMCC leased 24 Boeing 757 aircraft to UAL, 6 under long-term leveraged leases, which expire in 2014, and 18 under long-term single investor leases, which expire in 2011 and 2014. The investment in finance assets totals $92 million for the 6 aircraft under leveraged leases and $747 million for the 18 aircraft under single investor leases. Of the existing single investor leases, 16 were originally leveraged leases. As a result of PMCC's

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      purchase of the senior non-recourse debt on these planes totaling $239 million, these 16 leases, as required by U.S. GAAP, were converted to single investor leases. The remaining non-recourse debt principal and accrued interest on these aircraft totaling $214 million is held by UAL and is subordinate to the senior debt. Aggregate exposure to UAL totals $625 million, net of the non-recourse debt held by UAL at December 31, 2002. PMCC continues to evaluate the effect of the UAL bankruptcy filing, while seeking to negotiate with UAL in its efforts to restructure and emerge from bankruptcy. PMCC ceased recording income on the leases as of the date of the bankruptcy filing.

     In recognition of the recent economic downturn in the airline industry, PMCC increased its allowance for losses by $290 million in the fourth quarter of 2002.

     Rentals receivable in excess of debt service requirements on non-recourse debt related to leveraged leases and rentals receivable from direct finance leases at December 31, 2002 were as follows (in millions):

                                                   Direct
                                    Leveraged     Finance
                                      Leases       Leases        Total
                                    ---------      ------        -----
      2003                            $  260       $  218       $   478
      2004                               285          227           512
      2005                               231          187           418
      2006                               266          169           435
      2007                               258          148           406
      2008 and thereafter              8,081        1,161         9,242
                                      ------       ------       -------
      Total                           $9,381       $2,110       $11,491
                                      ======       ======       =======

     Included in net revenues for the years ended December 31, 2002, 2001 and 2000 were leveraged lease revenues of $363 million, $284 million and $256 million, respectively, and direct finance lease revenues of $99 million, $102 million and $104 million, respectively. Income tax expense on leveraged lease revenues for the years ended December 31, 2002, 2001 and 2000 was $142 million, $110 million and $93 million, respectively.

     Income from investment tax credits on leveraged leases and initial direct costs and executory costs on direct financing leases were not material during the years ended December 31, 2002, 2001 and 2000.

Note 8. Short-Term Borrowings and Borrowing Arrangements:
---------------------------------------------------------

     At December 31, 2002 and 2001, Altria Group, Inc.'s consumer products businesses had short-term borrowings of $4,005 million and $4,485 million, respectively, consisting principally of commercial paper borrowings with an average year-end interest rate of 1.4% and 1.9%, respectively. Of these amounts, Altria Group, Inc. reclassified $3,598 million at December 31, 2002, and $3,488 million at December 31, 2001, of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings on a long-term basis.

     In addition, at December 31, 2001, Altria Group, Inc.'s financial services business had short-term commercial paper borrowings of $512 million, with an average year-end interest rate of 2.0%.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The fair values of Altria Group, Inc.'s short-term borrowings at December
      31, 2002 and 2001, based upon current market interest rates, approximate the amounts disclosed above.

     Altria Group, Inc. maintains credit lines with a number of lending institutions, amounting to approximately $15.0 billion at December 31, 2002. Approximately $14.6 billion of these credit lines were undrawn at December 31, 2002. Certain of these credit lines were used to support $3.6 billion of commercial paper borrowings at December 31, 2002, the proceeds of which were used for general corporate purposes. A portion of these lines is also used to meet the short-term working capital needs of Altria Group, Inc.'s international businesses. Altria Group, Inc.'s credit facilities include $7.0 billion (of which $2.0 billion is for the sole use of Kraft) of 5-year revolving credit facilities maturing in July 2006, and $6.0 billion (of which $3.0 billion is for the sole use of Kraft) of 364-day revolving credit facilities expiring in July 2003. The Altria Group, Inc. facilities require the maintenance of a fixed charges coverage ratio and the Kraft facilities require the maintenance of a minimum net worth. Altria Group, Inc. and Kraft met their respective covenants at December 31, 2002. The foregoing revolving credit facilities do not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

  Note 9. Long-Term Debt:
  -----------------------

     At December 31, 2002 and 2001, Altria Group, Inc.'s long-term debt consisted of the following:

                                                              2002          2001
                                                              ----          ----
                                                                (in millions)
Consumer products:
     Short-term borrowings, reclassified as long-term debt   $ 3,598      $ 3,488
     Notes, 4.63% to 8.25% (average effective
        rate 6.09%), due through 2035                         13,686       12,012
     Debentures, 7.00% to 7.75%
        (average effective rate 8.36%),
        $950 million face amount, due through 2027               904        1,118
     Foreign currency obligations:
        Euro, 4.50% to 5.63%
          (average effective rate 5.07%), due through 2008     2,083        1,841
        German mark, 5.63%, due 2002                                          140
        Other foreign                                            120          137
      Other                                                      356          365
                                                             -------      -------
                                                              20,747       19,101
      Less current portion of long-term debt                  (1,558)      (1,942)
                                                             -------      -------
                                                             $19,189      $17,159
                                                             =======      =======


Financial services:
      Eurodollar bonds, 7.50%, due 2009                      $   498      $   498
      Swiss franc, 4.00%, due 2006 and 2007                    1,223          601
      Euro, 5.38% to 6.88%
        (average effective rate 6.23%), due through 2006         445          393
                                                             -------      -------
                                                             $ 2,166      $ 1,492
                                                             =======      =======

     Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                      Consumer products     Financial services
                                      -----------------     ------------------
                                                    (in millions)
         2003                              $1,558                  $131
         2004                               1,725                   158
         2005                               1,787
         2006                               3,119                   854
         2007                               1,896                   525
         2008-2012                          5,173                   498
         2013-2017                            393
         Thereafter                         1,544

     Based on market quotes, where available, or interest rates currently available to Altria Group, Inc. for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services long-term debt, including the current portion of long-term debt, at December 31, 2002 and 2001, was $24.2 billion and $21.1 billion, respectively.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 10.  Capital Stock:
------------------------

     Shares of authorized common stock are 12 billion; issued, repurchased and outstanding shares were as follows:

                                         Shares           Shares         Shares
                                         Issued        Repurchased     Outstanding
                                      -------------   -------------   -------------
Balances, January 1, 2000             2,805,961,317   (467,441,576)   2,338,519,741

Exercise of stock options and
    issuance of other stock awards                       7,938,869        7,938,869
Repurchased                                           (137,562,230)    (137,562,230)
                                      -------------   ------------    -------------
    Balances, December 31, 2000       2,805,961,317   (597,064,937)   2,208,896,380

Exercise of stock options and
    issuance of other stock awards                      28,184,943       28,184,943
Repurchased                                            (84,578,106)     (84,578,106)
                                      -------------   ------------    -------------
    Balances, December 31, 2001       2,805,961,317   (653,458,100)   2,152,503,217

Exercise of stock options and
    issuance of other stock awards                      21,155,477       21,155,477
Repurchased                                           (134,399,142)    (134,399,142)
                                      -------------   ------------    -------------
    Balances, December 31, 2002       2,805,961,317   (766,701,765)   2,039,259,552
                                      =============   ============    =============

     At December 31, 2002, 208,774,099 shares of common stock were reserved for stock options and other stock awards under Altria Group, Inc.'s stock plans, and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

     Altria Group, Inc. repurchases its stock in open market transactions. On
      March 12, 2001, Altria Group, Inc. completed an $8 billion repurchase program, acquiring 256,967,772 shares at an average price of $31.13 per share. On March 12, 2001, Altria Group, Inc. commenced repurchasing shares under a $10 billion repurchase program. Through December 31, 2002, cumulative repurchases under the $10 billion program were 204,002,792 shares at a cost of approximately $9.6 billion, or $46.82 per share. Kraft also began to repurchase its Class A common stock in 2002 to satisfy the requirements of its stock-based compensation programs. During 2002, Kraft repurchased $170 million of its common stock.

Note 11.  Stock Plans:
----------------------

     Under the Altria Group, Inc. 2000 Performance Incentive Plan (the "2000
      Plan"), Altria Group, Inc. may grant to eligible employees stock options, stock appreciation rights, restricted stock, reload options and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 110 million shares of common stock may be issued under the 2000 Plan, of which no more than 27.5 million shares may be awarded as restricted stock. In addition, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc. under the 2000 Stock Compensation Plan for Non-Employee Directors (the "2000 Directors Plan"). Shares available to be granted under the 2000 Plan and the 2000 Directors Plan at December 31, 2002 were 93,477,267 and 827,992, respectively.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     Stock options are granted at an exercise price of not less than fair value on the date of the grant. Stock options granted under the 2000 Plan or the 2000 Directors Plan (collectively, "the Plans") generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years.

     In addition, Kraft may grant stock options, stock appreciation rights, restricted stock, reload options and other awards of its Class A common stock to its employees under the terms of the Kraft Performance Incentive Plan. Up to 75 million shares of Kraft's Class A common stock may be issued under the Kraft plan. At December 31, 2002, Kraft's employees held options to purchase 19,291,672 shares of Kraft's Class A common stock.

     Concurrent with Kraft's IPO, certain Altria Group, Inc. employees received a one-time grant of options to purchase shares of Kraft's Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. At December 31, 2002, employees held options to purchase approximately 1.6 million shares of Kraft's Class A common stock from Altria Group, Inc. In order to completely satisfy the obligation and maintain its current percentage ownership of Kraft, Altria Group, Inc. purchased approximately
      1.6 million shares of Kraft's Class A common stock in open market transactions during 2002.

     Altria Group, Inc. and Kraft apply the intrinsic value-based methodology in accounting for the various stock plans. Accordingly, no compensation expense has been recognized other than for restricted stock awards. Had compensation cost for stock option awards been determined by using the fair value at the grant date, Altria Group, Inc.'s net earnings and basic and diluted EPS would have been $10,965 million, $5.19 and $5.15, respectively, for the year ended December 31, 2002; $8,358 million, $3.83 and $3.78, respectively, for the year ended December 31, 2001; and $8,389 million, $3.71 and $3.69, respectively, for the year ended December 31, 2000. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions for Altria Group, Inc. and Kraft Class A common stock:

                                           Weighted
                                           Average                   Expected    Fair Value
                            Risk-Free      Expected     Expected     Dividend     at Grant
                          Interest Rate      Life      Volatility     Yield         Date
                          -------------    --------    ----------    --------    ----------
2002 Altria Group, Inc.       3.89%         5 years      31.73%        4.54%       $10.17
2002 Kraft                    4.27          5            28.72         1.41         10.65
2001 Altria Group, Inc.       4.85          5            33.75         4.67         10.71
2001 Kraft                    4.81          5            29.70         1.68          9.13
2000 Altria Group, Inc.       6.57          5            31.73         8.98          3.22

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Altria Group, Inc. option activity was as follows for the years ended
      December 31, 2000, 2001 and 2002:

                                                                   Weighted
                                             Shares Subject         Average            Options
                                                to Option        Exercise Price      Exercisable
                                             --------------      --------------      -----------
      Balance at January 1, 2000               100,305,968          $34.65            78,423,023

           Options granted                      41,535,255           21.47
           Options exercised                    (5,263,363)          21.16
           Options canceled                     (3,578,922)          32.87
                                               -----------
      Balance at December 31, 2000             132,998,938           31.11            92,266,885

           Options granted                      35,636,252           45.64
           Options exercised                   (30,276,835)          25.71
           Options canceled                     (1,223,518)          42.45
                                               -----------
      Balance at December 31, 2001             137,134,837           35.98           103,155,954

           Options granted                       3,245,480           53.08
           Options exercised                   (24,115,829)          30.33
           Options canceled                     (1,941,148)          38.22
                                               -----------
      Balance at December 31, 2002             114,323,340           37.62           105,145,417
                                               ===========

     The weighted average exercise prices of Altria Group, Inc. options exercisable at December 31, 2002, 2001 and 2000 were $36.57, $32.74 and $35.30, respectively.

     The following table summarizes the status of Altria Group, Inc. stock options outstanding and exercisable as of December 31, 2002 by range of exercise price:

                                        Options Outstanding                   Options Exercisable
                            ------------------------------------------    --------------------------
                                              Average        Weighted                       Weighted
           Range of                          Remaining        Average                       Average
           Exercise           Number        Contractual      Exercise       Number          Exercise
            Prices          Outstanding         Life           Price      Exercisable        Price
          -----------       -----------      ----------      --------     -----------       --------
       $16.35 - $22.09       21,044,490       6 years         $20.80        21,044,490      $20.80
        24.52 -  34.90       14,686,584       3                30.90        14,686,584       30.90
        35.81 -  42.96       32,507,344       6                39.82        32,417,806       39.81
        43.87 -  65.00       46,084,922       7                45.89        36,996,537       44.96
                            -----------                                    -----------
                            114,323,340                                    105,145,417
                            ===========                                    ===========

     Altria Group, Inc. and Kraft may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 2002, 2001 and 2000, Altria Group, Inc. granted 6,000, 889,680 and 3,473,270 shares, respectively, of restricted stock to eligible U.S.-based employees, and during 2001 and 2000, also issued to eligible non-U.S. employees rights to receive 36,210 and 1,717,640 equivalent

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      shares, respectively. At December 31, 2002, restrictions on the Altria Group, Inc. stock, net of forfeitures, lapse as follows: 2003-224,250 shares; 2004-126,000 shares; 2005-39,000 shares; and 2007 and thereafter-354,000 shares. Kraft did not grant any shares of restricted stock or any rights to receive shares of stock during any of the periods presented.

     The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. Altria Group, Inc. recorded compensation expense related to restricted stock and other stock awards of $13 million, $89 million and $84 million for the years ended December 31, 2002, 2001 and 2000, respectively. The unamortized portion, which is reported as a reduction of earnings reinvested in the business, was $8 million and $22 million at December 31, 2002 and 2001, respectively.

Note 12. Earnings per Share:
----------------------------

     Basic and diluted EPS were calculated using the following for the years ended December 31, 2002, 2001 and 2000:

                                                              2002      2001     2000
                                                             ------    ------   ------
                                                                   (in millions)
      Net earnings                                          $11,102    $8,560   $8,510
                                                            =======    ======   ======

      Weighted average shares for basic EPS                   2,111     2,181    2,260

      Plus incremental shares from conversions:
          Restricted stock and stock rights                       1         7        4
          Stock options                                          17        22        8
                                                            -------  --------   ------

      Weighted average shares for diluted EPS                 2,129     2,210    2,272
                                                             ======    ======   ======

     In 2002, 2001 and 2000, options on 11 million, 5 million and 69 million shares of common stock, respectively, were not included in the calculation of weighted average shares for diluted EPS because the effect of their inclusion would be antidilutive.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Note 13. Pre-tax Earnings and Provision for Income Taxes:
---------------------------------------------------------

     Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                           2002         2001         2000
                                                           ----         ----         ----
                                                                   (in millions)
      Pre-tax earnings:
          United States                                  $12,179      $ 9,105      $ 9,273
          Outside United States                            5,919        5,179        4,814
                                                         -------      -------      -------
                Total pre-tax earnings                   $18,098      $14,284      $14,087
                                                         =======      =======      =======

      Provision for income taxes:
          United States federal:
            Current                                      $ 2,633      $ 2,722      $ 2,571
            Deferred                                       1,493          570          736
                                                         -------      -------      -------
                                                           4,126        3,292        3,307
          State and local                                    459          484          552
                                                         -------      -------      -------
                Total United States                        4,585        3,776        3,859
                                                         -------      -------      -------

          Outside United States:
            Current                                        1,747        1,516        1,321
            Deferred                                          92          115          270
                                                         -------      -------      -------
                Total outside United States                1,839        1,631        1,591
                                                         -------      -------      -------

      Total provision for income taxes                   $ 6,424      $ 5,407      $ 5,450
                                                         =======      =======      =======

     At December 31, 2002, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $7.1 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

     The effective income tax rate on pre-tax earnings differed from the U.S.
      federal statutory rate for the following reasons for the years ended December 31, 2002, 2001 and 2000:

                                                              2002       2001       2000
                                                              ----       ----       ----

      U.S. federal statutory rate                             35.0%      35.0%      35.0%
      Increase (decrease) resulting from:
           State and local income taxes, net of
             federal tax benefit                               1.7        2.3        2.6
           Goodwill amortization                                          2.3        1.3
           Other (including foreign rate
             differences)                                     (1.2)      (1.7)      (0.2)
                                                              ----       ----       ----
      Effective tax rate                                      35.5%      37.9%      38.7%
                                                              ====       ====       ====

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 2002 and 2001:

                                                            2002                 2001
                                                            ----                 ----
                                                                  (in millions)
Deferred income tax assets:
     Accrued postretirement and postemployment benefits    $ 1,291              $ 1,403
     Settlement charges                                      1,066                1,132
     Other                                                      82                  859
                                                           -------              -------
     Total deferred income tax assets                        2,439                3,394
                                                           -------              -------

Deferred income tax liabilities:
     Trade names                                            (3,839)              (3,847)
     Property, plant and equipment                          (2,158)              (2,142)
     Prepaid pension costs                                    (660)                (781)
                                                           -------              -------
     Total deferred income tax liabilities                  (6,657)              (6,770)
                                                           -------              -------

Net deferred income tax liabilities                        $(4,218)             $(3,376)
                                                           =======              =======

     Financial services deferred income tax liabilities are primarily attributable to temporary differences relating to net investments in finance leases.

Note 14.  Segment Reporting:
----------------------------

     The products of ALG's subsidiaries include cigarettes, food (consisting principally of a wide variety of snacks, beverages, cheese, grocery products and convenient meals) and beer, prior to the merger of Miller into SAB on July 9, 2002. Another subsidiary of ALG, PMCC, is primarily engaged in leasing activities. The products and services of these subsidiaries constitute Altria Group, Inc.'s reportable segments of domestic tobacco, international tobacco, North American food, international food, beer (prior to July 9, 2002) and financial services.

     Altria Group, Inc.'s management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the segments excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by Altria Group, Inc.'s management. Altria Group, Inc.'s assets are managed on a worldwide basis by major products and, accordingly, asset information is reported for the tobacco, food and financial services segments, and for 2001 and 2000, the beer segment. Intangible assets and related amortization are principally attributable to the food businesses. Other assets consist primarily of cash and cash equivalents. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     Segment data were as follows:

                                                       2002     2001      2000
                                                     -------   -------   -------
                                                            (in millions)
Net revenues:
      Domestic tobacco                               $18,877   $19,902   $18,967
      International tobacco                           28,672    26,517    26,290
      North American food                             21,485    20,970    15,312
      International food                               8,238     8,264     7,610
      Beer                                             2,641     4,791     4,907
      Financial services                                 495       435       417
                                                     -------   -------   -------
        Net revenues                                 $80,408   $80,879   $73,503
                                                     =======   =======   =======

Operating companies income:
      Domestic tobacco                               $ 5,011   $ 5,264   $ 5,350
      International tobacco                            5,666     5,406     5,211
      North American food                              4,953     4,796     3,547
      International food                               1,330     1,239     1,208
      Beer                                               276       481       650
      Financial services                                  55       296       262
                                                     -------   -------   -------
        Total operating companies income              17,291    17,482    16,228
      Amortization of intangibles                         (7)   (1,014)     (591)
      General corporate expenses                        (683)     (766)     (831)
                                                     -------   -------   -------
        Operating income                              16,601    15,702    14,806
      Gain on Miller transaction                       2,631
      Interest and other debt expense, net            (1,134)   (1,418)     (719)
                                                     -------   -------   -------
        Earnings before income taxes,
          minority interest and cumulative effect
          of accounting change                       $18,098   $14,284   $14,087
                                                     =======   =======   =======

     On May 30, 2002, Altria Group, Inc. announced an agreement with SAB to merge Miller into SAB. The transaction closed on July 9, 2002, and SAB changed its name to SABMiller. The transaction, which is discussed more fully in Note 3. Miller Brewing Company Transaction, resulted in a pre-tax gain of $2.6 billion or $1.7 billion after-tax.

     During 2002, PMI announced a separation program in Germany and approximately 160 employees accepted the benefits offered by this program. In addition, PMI announced a separation program in the United Kingdom, and approximately 90 employees were terminated. As a result, pre-tax charges of $58 million, primarily for enhanced severance, pension and postretirement benefits, were recorded in the operating companies income of the international tobacco segment. Cash payments relating to these charges will approximate $50 million, of which approximately $10 million has been paid through December 31, 2002. The remaining payments are expected to be made over the remaining lives of the former employees in accordance with the terms of the related benefit plans.

     During 2002 and 2001, operating companies income for the North American food and international food segments included pre-tax charges related to the consolidation of production lines, the closing of a facility and other consolidation programs. Pre-tax charges of $98 million and $53 million were recorded in the operating companies income of the North American food segment for the years ended December 31, 2002 and 2001, respectively, and $17 million was recorded

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      in the international food segment for the year ended December 31, 2002. The integration related charges of $168 million included $27 million relating to severance, $117 million relating to asset write-offs and $24 million relating to other cash exit costs. Cash payments relating to these charges will approximate $51 million, of which $21 million has been paid through December 31, 2002. During 2002, KFI sold a Latin American yeast and industrial bakery ingredients business, resulting in a pre-tax gain of $69 million, and KFNA sold several small businesses, resulting in gains of $11 million. In addition, during 2001, KFNA sold a North American food factory, which resulted in a pre-tax loss of $29 million.

     During 2002, in recognition of the economic downturn in the airline industry, PMCC increased its allowance for losses by $290 million.

     During 2002, Miller recorded a pre-tax charge of $15 million for a beer asset impairment. During 2001, Miller revised the terms of a contract brewing agreement with Pabst Brewing Company, which resulted in pre-tax charges of $19 million in the operating companies income of the beer segment. During 2000, Miller sold its rights to Molson trademarks in the United States and recorded a pre-tax gain of $100 million in operating companies income.

     As discussed in Note 18. Contingencies, on May 7, 2001, the trial court in the Engle class action approved a stipulation and agreed order among PM USA, certain other defendants and the plaintiffs providing that the execution or enforcement of the punitive damages component of the judgment in that case will remain stayed through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into a separate interest-bearing escrow account that, regardless of the outcome of the appeal, will be paid to the court and the court will determine how to allocate or distribute it consistent with the Florida Rules of Civil Procedure. As a result, PM USA recorded a $500 million pre-tax charge in the operating companies income of the domestic tobacco segment for the year ended December 31, 2001. In July 2001, PM USA also placed $1.2 billion into an interest-bearing escrow account, which will be returned to PM USA should it prevail in its appeal of the case. The $1.2 billion escrow account is included in the December 31, 2002 and 2001 consolidated balance sheets as other assets. Interest income on the $1.2 billion escrow account is paid to PM USA quarterly and is being recorded as earned in interest and other debt expense, net, in the consolidated statements of earnings.

     During 2001, separation programs were announced for certain eligible salaried employees in the food and beer businesses. During the first quarter of 2002, approximately 800 employees accepted the benefits offered by these programs and elected to retire or terminate employment. Pre-tax charges of $135 million, $7 million and $8 million were recorded in the operating companies income of the North American food, international food and beer segments, respectively, during the first quarter of 2002 for these separation programs.

     See Notes 3, 4 and 5 regarding the Miller Brewing Company transaction, divestitures and acquisitions.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

                                                       For the years ended December 31,
                                                      ----------------------------------
                                                        2002         2001         2000
                                                      -------      -------      --------
                                                                (in millions)
     Depreciation expense:
       Domestic tobacco                               $   194      $   187      $   202
       International tobacco                              307          294          277
       North American food                                506          483          310
       International food                                 203          197          189
       Beer                                                61          119          118
                                                      -------      -------      -------
                                                        1,271        1,280        1,096
       Other                                               53           43           30
                                                      -------      -------      -------
         Total depreciation expense                   $ 1,324      $ 1,323      $ 1,126
                                                      =======      =======      =======

     Assets:
       Tobacco                                        $18,329      $17,791      $15,687
       Food                                            57,245       55,798       52,071
       Beer                                                          1,782        1,751
       Financial services                               9,231        8,864        8,402
                                                      -------      -------      -------
                                                       84,805       84,235       77,911
       Other                                            2,735          733        1,156
                                                      -------      -------      -------
         Total assets                                 $87,540      $84,968      $79,067
                                                      =======      =======      =======

     Capital expenditures:
       Domestic tobacco                               $   140      $   166      $   156
       International tobacco                              497          418          410
       North American food                                808          761          588
       International food                                 376          340          318
       Beer                                                84          132          135
                                                      -------      -------      -------
                                                        1,905        1,817        1,607
       Other                                              104          105           75
                                                      -------      -------      -------
         Total capital expenditures                   $ 2,009      $ 1,922      $ 1,682
                                                      =======      =======      =======

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Geographic data for net revenues and long-lived assets (which consist of all financial services assets and non-current consumer products assets, other than goodwill and other intangible assets) were as follows:

                                                  For the years ended December 31,
                                                ------------------------------------
                                                 2002           2001            2000
                                                ------         ------          -----
                                                             (in millions)
      Net revenues:
            United States  - domestic           $41,067        $43,876        $37,834
                           - export               3,658          3,866          4,347
            Europe                               26,118         22,737         22,962
            Other                                 9,565         10,400          8,360
                                                -------        -------        -------
              Total net revenues                $80,408        $80,879        $73,503
                                                =======        =======        =======

      Long-lived assets:
            United States                       $24,308        $22,864        $21,314
            Europe                                4,939          4,328          4,299
            Other                                 2,981          2,953          3,126
                                                -------        -------        -------
              Total long-lived assets           $32,228        $30,145        $28,739
                                                =======        =======        =======

Note 15. Benefit Plans:
-----------------------

     Altria Group, Inc. sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of ALG's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, ALG and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

Pension Plans

     Net pension (income) cost consisted of the following for the years ended
      December 31, 2002, 2001 and 2000:

                                                              U.S. Plans                   Non-U.S. Plans
                                                       ------------------------      -------------------------
                                                       2002      2001      2000      2002       2001      2000
                                                       ----      ----      ----      ----       ----      ----
                                                                            (in millions)
      Service cost                                    $ 215     $ 189     $ 142     $ 105      $ 100     $  93
      Interest cost                                     590       595       455       183        174       157
      Expected return on plan assets                   (943)     (961)     (799)     (209)      (205)     (175)
      Amortization:
          Net gain on adoption of SFAS No. 87            (1)      (10)      (22)
          Unrecognized net loss (gain) from
            experience differences                       23       (34)      (53)        7         (3)       (3)
          Prior service cost                             14        22        21         9          7         5
      Termination, settlement and curtailment           133       (12)      (34)       28
                                                      -----     -----     -----     -----      -----     -----
          Net pension cost (income)                   $  31     $(211)    $(290)    $ 123      $  73     $  77
                                                      =====     =====     =====     =====      =====     =====

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     During 2002, 2001 and 2000, employees left Altria Group, Inc. under voluntary early retirement and workforce reduction programs, and through the Miller transaction. These events resulted in settlement losses and curtailment losses, and termination benefits of $112 million for the U.S. plans in 2002. In addition, retiring employees of KFNA elected lump-sum payments, resulting in settlement losses of $21 million in 2002, and settlement gains of $12 million and $34 million in 2001 and 2000, respectively. During 2002, early retirement programs in the international tobacco business resulted in additional termination benefits of $28 million for the non-U.S. plans.

     The changes in benefit obligations and plan assets, as well as the funded status of Altria Group, Inc.'s pension plans at December 31, 2002 and 2001, were as follows:

                                                            U.S. Plans          Non-U.S. Plans
                                                         ----------------     ------------------
                                                          2002      2001       2002        2001
                                                         ------    ------     ------      ------
                                                                      (in millions)
      Benefit obligation at January 1                    $8,818    $7,602     $3,404      $3,183
         Service cost                                       215       189        105         100
         Interest cost                                      590       595        183         174
         Benefits paid                                     (845)     (605)      (179)       (169)
         Acquisitions                                                  71                    (22)
         Miller transaction                                (650)
         Termination, settlement and curtailment            126        14         11
         Actuarial losses                                   756       897        208          70
         Currency                                                                301           5
         Other                                               (8)       55         41          63
                                                         -------   ------     ------      ------
      Benefit obligation at December 31                   9,002     8,818      4,074       3,404
                                                         ------    ------     ------      ------

      Fair value of plan assets at January 1              9,448    10,342      2,272       2,676
         Actual return on plan assets                    (1,415)     (584)      (156)       (373)
         Contributions                                      705       223        399         127
         Benefits paid                                     (858)     (599)      (137)       (127)
         Acquisitions                                                 (45)                   (41)
         Miller transaction                                (476)
         Currency                                                                170           7
         Actuarial gains                                    131       111                      3
                                                         ------    ------     ------      ------
      Fair value of plan assets at December 31            7,535     9,448      2,548       2,272
                                                         ------    ------     ------      ------

      (Deficit) excess of plan assets versus benefit
         obligations at December 31                      (1,467)      630     (1,526)     (1,132)
         Unrecognized actuarial losses                    2,956     1,147        720         392
         Unrecognized prior service cost                    134       185         72          71
         Unrecognized net transition obligation                        (3)         7           9
                                                         -------   ------     ------      ------
      Net prepaid pension asset (liability)              $1,623    $1,959     $ (727)     $ (660)
                                                         ======    ======     ======      ======

     The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $0.9 billion and $1.3 billion at December 31, 2002 and 2001, respectively. These amounts were recognized in Altria Group, Inc.'s consolidated balance sheets at December 31, 2002 and 2001, as other assets of $3.0 billion and $2.7 billion, respectively, for those plans in which plan assets

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      exceeded their accumulated benefit obligations, and as other liabilities of $2.1 billion and $1.4 billion, respectively, for those plans in which the accumulated benefit obligations exceeded their plan assets.

     For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $4,026 million, $3,442 million and $2,615 million, respectively, as of December 31, 2002, and $2,677 million, $2,170 million and $1,753 million, respectively, as of December 31, 2001. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $2,904 million, $2,512 million and $1,433 million, respectively, as of December 31, 2002, and $1,490 million, $1,343 million and $451 million, respectively, as of December 31, 2001.

     The following weighted-average assumptions were used to determine Altria
      Group, Inc.'s obligations under the plans:

                                                        U.S. Plans       Non-U.S. Plans
                                                       ------------      --------------
                                                       2002    2001       2002    2001
                                                       ----    ----       ----    ----
      Discount rate                                    6.50%   7.00%      4.99%   5.38%
      Expected rate of return on plan assets           9.00    9.00       7.81    7.94
      Rate of compensation increase                    4.20    4.50       3.30    3.68

     SFAS No. 87, "Employers' Accounting for Pensions," permits the delayed recognition of pension fund gains and losses in ratable periods of up to five years. Altria Group, Inc. uses a four-year period wherein pension fund gains and losses are reflected in the pension calculation at 25% per year, beginning the year after the gains or losses occur. Recent stock market declines have resulted in deferred losses, which in turn resulted in the recording of additional minimum pension liabilities through an after-tax charge of $760 million to other comprehensive earnings (losses) in 2002. Including this charge, the total additional minimum pension liabilities contained in other comprehensive earnings (losses) at December 31, 2002 was $928 million. The amortization of deferred losses will result in higher pension cost in future periods.

     ALG and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of pre-tax earnings, as defined by the plans. Certain other subsidiaries of ALG also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $222 million, $231 million and $211 million in 2002, 2001 and 2000, respectively.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

Postretirement Benefit Plans

     Net postretirement health care costs consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                          2002    2001    2000
                                                          ----    ----    ----
                                                             (in millions)
      Service cost                                        $ 68    $ 64    $ 51
      Interest cost                                        272     270     199
      Amortization:
         Unrecognized net loss (gain) from
              experience differences                        24       1      (8)
         Unrecognized prior service cost                   (24)    (12)    (12)
      Other expense                                         16
                                                          ----    ----    ----
          Net postretirement health care costs            $356    $323    $230
                                                          ====    ====    ====

     During 2002, Altria Group, Inc. instituted early retirement programs. These actions resulted in curtailment losses of $16 million in 2002, which are included in other expense above.

     Altria Group, Inc.'s postretirement health care plans are not funded. The changes in the benefit obligations of the plans at December 31, 2002 and 2001 were as follows:

                                                                           2002         2001
                                                                           ----         ----
                                                                             (in millions)
      Accumulated postretirement benefit obligation at January 1          $3,966       $3,323
          Service cost                                                        68           64
          Interest cost                                                      272          270
          Benefits paid                                                     (260)        (233)
          Miller transaction                                                (322)
          Curtailments                                                        21
          Acquisitions                                                                      8
          Plan amendments                                                   (180)           1
          Assumption changes                                                 348          319
          Actuarial losses                                                   336          214
                                                                          ------       ------
      Accumulated postretirement benefit obligation at December 31         4,249        3,966

          Unrecognized actuarial losses                                   (1,098)        (475)
          Unrecognized prior service cost                                    199           63
                                                                          ------       ------
      Accrued postretirement health care costs                            $3,350       $3,554
                                                                          ======       ======

     The current portion of Altria Group, Inc.'s accrued postretirement health care costs of $222 million and $239 million at December 31, 2002 and 2001, respectively, are included in other accrued liabilities on the consolidated balance sheets.

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 6.5% in 2001, 5.9% in 2002 and 8.0% in 2003, declining to 5.0% by the year 2006 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 9.0% in 2001, 8.0% in 2002 and 7.0% in 2003, declining to 4.0% by

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      the year 2006 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 2002, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 8.4% and 11.5%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2002, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 6.9% and 9.4%, respectively.

     The accumulated postretirement benefit obligations for U.S. plans at December 31, 2002 and 2001 were determined using assumed discount rates of 6.5% and 7.0%, respectively. The accumulated postretirement benefit obligations for Canadian plans at December 31, 2002 and 2001, were determined using an assumed discount rate of 6.75%.

     Assumption changes of $348 million at December 31, 2002 relate primarily to lowering the discount rate from 7.0% to 6.5% and to increasing the medical trend rate for 2003 through 2005 in consideration of current medical inflation trends. Assumption changes of $319 million at December 31, 2001 relate to lowering the discount rate from 7.75% to 7.0%.

Postemployment Benefit Plans

     ALG and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                        2002      2001     2000
                                                        ----      ----     ----
                                                             (in millions)
      Service cost                                       $48       $34      $26
      Amortization of unrecognized net loss                3         8        6
      Other expense                                       40
                                                         ---       ---      ---
         Net postemployment costs                        $91       $42      $32
                                                         ===       ===      ===

     During 2002, certain salaried employees left Altria Group, Inc. under voluntary early retirement and integration programs. These programs resulted in incremental postemployment costs, which are included in other expense above.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     Altria Group, Inc.'s postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2002 and 2001 were as follows:

                                                              2002         2001
                                                              ----         -----
                                                                (in millions)
    Accumulated benefit obligation at January 1               $ 788        $ 656
        Service cost                                             48           34
        Benefits paid                                          (220)        (225)
        Acquisitions                                                         269
        Miller transaction                                      (35)
        Actuarial (gains) losses                               (108)          54
                                                              -----        -----
            Accumulated benefit obligation at December 31       473          788

        Unrecognized experience losses                           (8)        (144)
                                                              -----        -----
    Accrued postemployment costs                              $ 465        $ 644
                                                              =====        =====

     The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2002 and 2001, assumed compensation cost increases of 4.2% in 2002 and 4.5% in 2001, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 16.  Additional Information:
---------------------------------

                                               For the Years Ended December 31,
                                               --------------------------------
                                                2002         2001         2000
                                               ------       ------       ------
                                                        (in millions)
   Research and development expense            $  686       $  647      $  538
                                               ======       ======      ======

   Advertising expense                         $1,869       $2,196      $2,353
                                               ======       ======      ======

   Interest and other debt expense, net:
        Interest expense                       $1,327       $1,659      $1,078
        Interest income                          (193)        (241)       (359)
                                               ------       ------      ------
                                               $1,134       $1,418      $  719
                                               ======       ======      ======
   Interest expense of financial services
        operations included in cost of sales   $   97       $   99      $   96
                                               ======       ======      ======

   Rent expense                                $  635       $  534      $  441
                                               ======       ======      ======

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2002 were as follows (in millions):

            2003                            $  387
            2004                               294
            2005                               229
            2006                               159
            2007                               132
            Thereafter                         373
                                            ------
                                            $1,574
                                            ======

Note 17. Financial Instruments:
-------------------------------

    Derivative financial instruments

     Altria Group, Inc. operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures, which primarily relate to forecasted transactions and debt. Derivative financial instruments are used by Altria Group, Inc., principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices, by creating offsetting exposures. Altria Group, Inc. is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. Altria Group, Inc. formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

     A substantial portion of Altria Group, Inc.'s derivative financial instruments is effective as hedges under SFAS No. 133. Altria Group, Inc. uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which Altria Group, Inc. is exposed include the Japanese yen, Swiss franc and the euro. At December 31, 2002 and 2001, Altria Group, Inc. had option and forward foreign exchange contracts with aggregate notional amounts of $10.1 billion and $3.7 billion, respectively, which are comprised of contracts for the purchase and sale of foreign currencies. Included in the foreign currency aggregate notional amounts at December 31, 2002 were $2.6 billion of equal and offsetting foreign currency positions, which do not qualify as hedges and that will not result in any net gain or loss. The effective portion of unrealized gains and losses associated with forward contracts and the value of option contracts is deferred as a component of accumulated other comprehensive losses until the underlying hedged transactions are reported on Altria Group, Inc.'s consolidated statement of earnings.

     In addition, Altria Group, Inc. uses foreign currency swaps to mitigate its exposure to changes in exchange rates related to foreign currency denominated debt. These swaps typically convert

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------



      fixed-rate foreign currency denominated debt to fixed-rate debt denominated in the functional currency of the borrowing entity. A substantial portion of the foreign currency swap agreements are accounted for as cash flow hedges. The unrealized gain (loss) relating to foreign currency swap agreements that do not qualify for hedge accounting treatment under SFAS No. 133 was insignificant as of December 31, 2002 and 2001. At December 31, 2002 and 2001, the notional amounts of foreign currency swap agreements aggregated $2.5 billion and $2.3 billion, respectively. Aggregate maturities of foreign currency swap agreements at December 31, 2002 were as follows (in millions):


                 2003                         $  142
                 2004                            180
                 2006                            968
                 2008                          1,165
                                              ------
                                              $2,455
                                              ======

     Altria Group, Inc. also designates certain foreign currency denominated debt as net investment hedges of foreign operations. During the years ended December 31, 2002 and 2001, losses of $163 million, net of income taxes of $88 million, and losses of $18 million, net of income taxes of $10 million, respectively, which represented effective hedges of net investments, were reported as a component of accumulated other comprehensive losses within currency translation adjustments.

     Altria Group, Inc. is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by Altria Group, Inc.'s food businesses. Accordingly, Kraft uses commodity forward contracts, as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133. At December 31, 2002 and 2001, Kraft had net long commodity positions of $544 million and $589 million, respectively. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive losses and is recognized as a component of cost of sales when the related inventory is sold. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2002 and 2001.

     During the years ended December 31, 2002 and 2001, ineffectiveness related to fair value hedges and cash flow hedges was not material. Altria Group, Inc. is hedging forecasted transactions for periods not exceeding the next fifteen months. At December 31, 2002, Altria Group, Inc. estimates derivative losses of $40 million, net of income taxes, reported in accumulated other comprehensive losses will be reclassified to the consolidated statement of earnings within the next twelve months.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2002 and 2001, as follows (in millions):

    Balance as of January 1, 2001                            $   -
        Impact of SFAS No. 133 adoption                         15
        Derivative gains transferred to earnings               (84)
        Change in fair value                                   102
                                                             -----
    Balance as of December 31, 2001                             33
        Derivative losses transferred to earnings                1
        Change in fair value                                  (111)
                                                             -----
    Balance as of December 31, 2002                          $ (77)
                                                             =====

     Credit exposure and credit risk

     Altria Group, Inc. is exposed to credit loss in the event of nonperformance by counterparties. Altria Group, Inc. does not anticipate nonperformance within its consumer products businesses. However, see Note 7. Finance Assets, net regarding certain aircraft leases.

     Fair value

     The aggregate fair value, based on market quotes, of Altria Group, Inc.'s total debt at December 31, 2002, was $24.6 billion, as compared with its carrying value of $23.3 billion. The aggregate fair value of Altria Group, Inc.'s total debt at December 31, 2001 was $22.6 billion, as compared with its carrying value of $22.1 billion.

     The fair value, based on market quotes, of Altria Group, Inc.'s equity investment in SABMiller at December 31, 2002, was $3.1 billion, as compared with its carrying value of $1.9 billion.

     See Notes 8 and 9 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 18.  Contingencies:
------------------------

     Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, as well as their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

                     Overview of Tobacco-Related Litigation

     Types and Number of Cases

     Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, and (iv) other tobacco-related litigation. Other tobacco-related litigation includes class action suits alleging that the use of the terms "Lights" and "Ultra Lights" constitutes deceptive and unfair trade practices, suits by foreign governments seeking to recover damages resulting from the allegedly illegal importation of cigarettes into various jurisdictions, suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking, and various antitrust suits. Damages claimed in some of the smoking and health class actions, health care cost recovery cases and other tobacco-related litigation range into the billions of dollars. Plaintiffs' theories of recovery and the defenses raised in the smoking and health and health care cost recovery cases are discussed below.

     As of December 31, 2002, there were approximately 1,500 smoking and health cases filed and served on behalf of individual plaintiffs in the United States against PM USA and, in some instances, ALG, compared with approximately 1,500 such cases on December 31, 2001 and on December 31, 2000. In certain jurisdictions, individual smoking and health cases have been aggregated for trial in a single proceeding; the largest such proceeding aggregates 1,250 cases in West Virginia and is currently scheduled for trial in June 2003. An estimated 16 of the individual cases involve allegations of various personal injuries allegedly related to exposure to environmental tobacco smoke ("ETS"). In addition, approximately 2,800 additional individual cases are pending in Florida by current and former flight attendants claiming personal injuries allegedly related to ETS. The flight attendants allege that they are members of an ETS smoking and health class action, which was settled in 1997. The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages.

     As of December 31, 2002, there were an estimated 40 smoking and health putative class actions pending in the United States against PM USA and, in some cases, ALG (including two that involve allegations of various personal injuries related to exposure to ETS), compared with approximately 25 such cases on December 31, 2001, and approximately 36 such cases on December 31, 2000.

     As of December 31, 2002, there were an estimated 41 health care cost recovery actions, including the suit discussed below under "Federal Government's Lawsuit," filed by the United States government, pending in the United States against PM USA and, in some instances, ALG, compared with approximately 45 such cases pending on December 31, 2001, and 52 such cases on December 31, 2000. In addition, health care cost recovery actions are pending in Israel, the Province of British Columbia, Canada, France and Spain.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     There are also a number of other tobacco-related actions pending outside the United States against PMI and its affiliates and subsidiaries, including an estimated 86 smoking and health cases brought on behalf of individuals (Argentina (43), Australia, Brazil (26), Czech Republic, Germany, Ireland, Israel (2), Italy (5), Japan, the Philippines, Scotland, Spain (2) and Venezuela), compared with approximately 64 such cases on December 31, 2001, and 68 such cases on December 31, 2000. In addition, as of December 31, 2002, there were eight smoking and health putative class actions pending outside the United States (Brazil, Canada (4), and Spain (3)), compared with 11 such cases on December 31, 2001 and nine such cases on December 31, 2000.

     Pending and Upcoming Trials

     Trials are currently underway in two individual smoking and health cases in which PM USA is a defendant or the sole defendant in California (Lucier v. Philip Morris Incorporated, et al.) and New York (Inzerilla v. The American Tobacco Company, et al.). Trials are also currently underway in a smoking and health class action in Louisiana in which PM USA is a defendant and in which plaintiffs seek the creation of funds to pay for medical monitoring and smoking cessation programs (Scott, et al. v. The American Tobacco Company, Inc. et al.) and in a Lights/Ultra Lights class action in Illinois, in which PM USA is the defendant (Miles, et al.
      v. Philip Morris Incorporated).

     Additional cases against PM USA and, in some instances, ALG, are scheduled for trial through the end of 2003. They include a class action in California in which plaintiffs seek restitution under the California Business and Professions Code for the costs of cigarettes purchased by class members during the class period, a case in West Virginia that aggregates 1,250 individual smoking and health cases, a Lights/Ultra Lights class action in Ohio, a health care cost recovery action in France and a class action in Kansas in which plaintiffs allege that defendants, including PM USA, conspired to fix cigarette prices in violation of antitrust laws. In addition, an estimated 15 individual smoking and health cases and 10 additional cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by ETS are scheduled for trial through the end of 2003. Five of the cases brought by flight attendants are scheduled to begin trial during the first quarter of 2003. Cases against other tobacco companies are also scheduled for trial through the end of 2003. Trial dates, however, are subject to change.

     Recent Trial Results

     Since January 1999, jury verdicts have been returned in 25 smoking and health and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 15 of the 25 cases. These 15 cases were tried in Pennsylvania, Rhode Island, West Virginia, Ohio (2), New Jersey, Florida (4), New York (2), Mississippi and Tennessee (2). Plaintiffs' appeals or post-trial motions challenging the verdicts are pending in West Virginia, Ohio and Florida; a motion for a new trial has been granted in one of the cases in Florida. In December 2002, the court in an individual smoking and health case in California dismissed the case at the end of trial after ruling that plaintiffs had not introduced sufficient evidence to support their claims. The deadline for plaintiffs to appeal has not yet expired. In addition, in May 2002, a mistrial was declared in a case brought by a flight attendant claiming personal injuries allegedly caused by ETS, and the case was subsequently dismissed. In 2001, a mistrial was declared in New York in an asbestos contribution case, and plaintiffs

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      subsequently voluntarily dismissed the case. The chart below lists the verdicts and post-trial developments in the ten cases that have gone to trial since January 1999 in which verdicts were returned in favor of plaintiffs.

           Location of
           Court/ Name      Type of                                            Post-Trial
Date       of Plaintiff     Case           Verdict                             Developments
----       ------------     ----           -------                             ------------
October    California/      Individual     $850,000 in compensatory damages    In December 2002, the trial
2002       Bullock          Smoking        and $28 billion in punitive damages court reduced the punitive
                            and Health     against PM USA.                     damages award to $28
                                                                               million; PM USA and
                                                                               plaintiff have filed notices
                                                                               of appeal.

June       Florida/         Flight         $5.5 million in compensatory        In September 2002, the court
2002       French           Attendant ETS  damages against all defendants,     reduced the damages award to
                            Litigation     including PM USA.                   $500,000; plaintiff and
                                                                               defendants have appealed.

June       Florida/         Individual      $37.5 million in compensatory      Defendants have filed
2002       Lukacs           Smoking        damages against all defendants,     post-trial motions
                            and Health     including PM USA.                   challenging the verdict.

March       Oregon/         Individual     $168,500 in compensatory damages    In May 2002, the trial court
2002        Schwarz         Smoking        and $150 million in punitive        reduced the punitive damages
                            and Health     damages against PM USA.             award to $100 million, and
                                                                               in July 2002, the trial
                                                                               court denied PM USA's
                                                                               post-trial motions
                                                                               challenging the verdict.
                                                                               PM USA and plaintiff have
                                                                               appealed.

June       California/      Individual     $5.5 million in compensatory        In August 2001, the trial
2001       Boeken           Smoking        damages, and $3 billion in punitive court reduced the punitive
                            and Health     damages against PM USA.             damages award to $100
                                                                               million; PM USA and
                                                                               plaintiff have appealed.

June       New York/        Health Care    $17.8 million in compensatory       In February 2002, the trial
2001       Empire Blue      Cost Recovery  damages against all defendants,     court awarded plaintiffs $38
           Cross and                       including $6.8 million against      million in attorneys' fees.
           Blue Shield                     PM USA.                             Defendants have appealed.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

           Location of
           Court/ Name      Type of                                            Post-Trial
Date       of Plaintiff     Case           Verdict                             Developments
----       ------------     ----           -------                             ------------
July       Florida/         Smoking        $145 billion in punitive            See "Engle Class Action,"
2000       Engle            and Health     damages against all defendants,     below.
                            Class          including $74 billion against
                            Action         PM USA.

March      California/      Individual     $1.72 million in compensatory       Defendants have appealed.
2000       Whitely          Smoking        damages against PM USA and another
                            and Health     defendant, and $10
                                           million in punitive damages
                                           against PM USA and $10
                                           million in punitive damages
                                           against the other defendant.

March      Oregon/          Individual     $800,000 in compensatory damages,   The trial court reduced the
1999       Williams         Smoking        $21,500 in medical expenses and     punitive damages award to
                            and Health     $79.5 million in punitive damages   $32 million, and PM USA
                                           against PM USA.                     appealed. In June 2002, the
                                                                               Oregon Court of Appeals
                                                                               reinstated the $79.5 million
                                                                               punitive damages award. The
                                                                               Oregon Supreme Court refused
                                                                               to hear PM USA's appeal in
                                                                               December 2002. PM USA will
                                                                               petition the United States
                                                                               Supreme Court for further
                                                                               review. In view of these
                                                                               developments, although PM
                                                                               USA intends to continue to
                                                                               defend this case vigorously,
                                                                               it has recorded a provision
                                                                               of $32 million in the
                                                                               consolidated financial
                                                                               statements as its best
                                                                               estimate of the probable
                                                                               loss in this case.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

           Location of
           Court/ Name      Type of                                            Post-Trial
Date       of Plaintiff     Case           Verdict                             Developments
----       ------------     ----           -------                             ------------
February   California/      Individual     $1.5 million in compensatory        The trial court reduced the
1999       Henley           Smoking        damages and $50 million in          punitive damages award to
                            and Health     punitive damages against            $25 million and PM USA
                                           PM USA.                             appealed. In November 2001,
                                                                               a California District Court
                                                                               of Appeals affirmed the
                                                                               trial court's ruling, and
                                                                               PM USA appealed to the
                                                                               California Supreme Court. In
                                                                               October 2002, the California
                                                                               Supreme Court vacated the
                                                                               decision of the District
                                                                               Court of Appeals and
                                                                               remanded the case back to
                                                                               the District Court of
                                                                               Appeals for further
                                                                               consideration.

     With respect to certain adverse verdicts currently on appeal, excluding amounts relating to the Engle case, PM USA has posted various forms of security totaling $324 million to obtain stays of judgments pending appeals.

     In addition, since January 1999, jury verdicts have been returned in 13 tobacco-related cases in which neither ALG nor any of its subsidiaries were defendants. Verdicts in favor of defendants were returned in eight of the 13 cases in cases tried in Connecticut, Texas, South Carolina, Mississippi, Louisiana, Missouri and Tennessee (2). Plaintiffs' appeal is pending in Mississippi. Verdicts in favor of plaintiffs were returned in 5 of the 13 cases in cases tried in Australia, Kansas, Florida (2) and Puerto Rico. Defendants' appeals or post-trial motions are pending. In December 2002, the appellate court reversed the ruling in favor of plaintiff in the case in Australia. In October 2002, the court granted defendants' motion for a new trial in the case in Puerto Rico. In addition, in a case in France the trial court found in favor of plaintiff; however, the appellate court reversed the trial court's ruling and dismissed plaintiff's claim.

     Engle Class Action

     Verdicts have been returned and judgment has been entered against PM USA and other defendants in the first two phases of this three-phase smoking and health class action trial in Florida. The class consists of all Florida residents and citizens, and their survivors, "who have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarettes that contain nicotine."

     In July 1999, the jury returned a verdict against defendants in phase one of the trial concerning certain issues determined by the trial court to be "common" to the causes of action of the plaintiff class. Among other things, the jury found that smoking cigarettes causes 20 diseases

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

      or medical conditions, that cigarettes are addictive or dependence-producing, defective and unreasonably dangerous, that defendants made materially false statements with the intention of misleading smokers, that defendants concealed or omitted material information concerning the health effects and/or the addictive nature of smoking cigarettes, and that defendants were negligent and engaged in extreme and outrageous conduct or acted with reckless disregard with the intent to inflict emotional distress.

     During phase two of the trial, the claims of three of the named plaintiffs were adjudicated in a consolidated trial before the same jury that returned the verdict in phase one. In April 2000, the jury determined liability against the defendants and awarded $12.7 million in compensatory damages to the three named plaintiffs.

     In July 2000, the same jury returned a verdict assessing punitive damages on a lump sum basis for the entire class totaling approximately $145 billion against the various defendants in the case, including approximately $74 billion severally against PM USA. PM USA believes that the punitive damages award was determined improperly and that it should ultimately be set aside on any one of numerous grounds. Included among these grounds are the following: under applicable law, (i) defendants are entitled to have liability and damages for each plaintiff tried by the same jury, an impossibility due to the jury's dismissal; (ii) punitive damages cannot be assessed before the jury determines entitlement to, and the amount of, compensatory damages for all class members; (iii) punitive damages must bear a reasonable relationship to compensatory damages, a determination that cannot be made before compensatory damages are assessed for all class members; and (iv) punitive damages can "punish" but cannot "destroy" the defendant. In March 2000, at the request of the Florida legislature, the Attorney General of Florida issued an advisory legal opinion stating that "Florida law is clear that compensatory damages must be determined prior to an award of punitive damages" in cases such as Engle. As noted above, compensatory damages for all but three members of the class have not been determined.

     Following the verdict in the second phase of the trial, the jury was dismissed, notwithstanding that liability and compensatory damages for all but three class members have not yet been determined. According to the trial plan, phase three of the trial will address other class members' claims, including issues of specific causation, reliance, affirmative defenses and other individual-specific issues regarding entitlement to damages, in individual trials before separate juries.

     It is unclear how the trial plan will be further implemented. The trial plan provides that the punitive damages award should be standard as to each class member and acknowledges that the actual size of the class will not be known until the last class member's case has withstood appeal, i.e., the punitive damages amount would be divided equally among those plaintiffs who, in addition to the successful phase two plaintiffs, are ultimately successful in phase three of the trial and in any appeal.

     Following the jury's punitive damages verdict in July 2000, defendants removed the case to federal district court following the intervention application of a union health fund that raised federal issues in the case. In November 2000, the federal district court remanded the case to state court on the grounds that the removal was premature.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------

     The trial judge in the state court, without a hearing, then immediately denied the defendants' post-trial motions and entered judgment on the compensatory and punitive damages awarded by the jury. PM USA and ALG believe that the entry of judgment by the trial court is unconstitutional and violates Florida law. PM USA has filed an appeal with respect to the entry of judgment, class certification and numerous other reversible errors that have occurred during the trial. PM USA has also posted a $100 million bond to stay execution of the judgment with respect to the $74 billion in punitive damages that has been awarded against it. The bond was posted pursuant to legislation that was enacted in Florida in May 2000 that limits the size of the bond that must be posted in order to stay execution of a judgment for punitive damages in a certified class action to no more than $100 million, regardless of the amount of punitive damages ("bond cap legislation").

     Plaintiffs had previously indicated that they believe the bond cap legislation is unconstitutional and might seek to challenge the $100 million bond. If the bond were found to be invalid, it would be commercially impossible for PM USA to post a bond in the full amount of the judgment and, absent appellate relief, PM USA would not be able to stay any attempted execution of the judgment in Florida. PM USA and ALG will take all appropriate steps to seek to prevent this worst-case scenario from occurring. In May 2001, the trial court approved a stipulation (the "Stipulation") among PM USA, certain other defendants, plaintiffs and the plaintiff class that provides that execution or enforcement of the punitive damages component of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the Stipulation and in addition to the $100 million bond it previously posted, PM USA placed $1.2 billion into an interest-bearing escrow account for the benefit of the Engle class. Should PM USA prevail in its appeal of the case, both amounts are to be returned to PM USA. PM USA also placed an additional $500 million into a separate interest-bearing escrow account for the benefit of the Engle class. If PM USA prevails in its appeal, this amount will be paid to the court, and the court will determine how to allocate or distribute it consistent with the Florida Rules of Civil Procedure. In connection with the Stipulation, ALG recorded a $500 million pre-tax charge in its consolidated statement of earnings for the quarter ended March 31, 2001.

     PM USA and ALG remain of the view that the Engle case should not have been certified as a class action. The certification is inconsistent with the overwhelming majority of federal and state court decisions that have held that mass smoking and health claims are inappropriate for class treatment. PM USA has filed an appeal challenging the class certification and the compensatory and punitive damages awards, as well as numerous other reversible errors that it believes occurred during the trial to date. The appellate court heard oral argument on defendants' appeals in November 2002.

                          Smoking and Health Litigation

     Plaintiffs' allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state RICO statutes. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated the injuries caused by their exposure to asbestos. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act. In May 1996, the United States Court of Appeals for the Fifth Circuit held in the Castano case that a class consisting of all "addicted" smokers nationwide did not meet the standards and requirements of the federal rules governing class actions. Since this class decertification, lawyers for plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise "addiction" claims and, in many cases, claims of physical injury as well. As of December 31, 2002, smoking and health putative class actions were pending in Alabama, Florida, Illinois, Louisiana, Missouri, Nevada, New Jersey, Oregon, Utah, West Virginia and the District of Columbia, as well as in Brazil, Canada, Israel and Spain. Class certification has been denied or reversed by courts in 29 smoking and health class actions involving PM USA in Arkansas, the District of Columbia, Illinois (2), Iowa, Kansas, Louisiana, Maryland, Michigan, Minnesota, Nevada (4), New Jersey (6), New York (2), Ohio, Oklahoma, Pennsylvania, Puerto Rico, South Carolina, Texas and Wisconsin, while classes remain certified in the Engle case in Florida (discussed above) and a case in Louisiana in which plaintiffs seek the creation of funds to pay for medical monitoring and smoking cessation programs for class members. In May 1999, the United States Supreme Court declined to review the decision of the United States Court of Appeals for the Third Circuit affirming a lower court's decertification of a class. In November 2001, in the first medical monitoring class action case to go to trial, a West Virginia jury returned a verdict in favor of all defendants, including PM USA, and plaintiffs have appealed.

                      Health Care Cost Recovery Litigation

     Overview

     In certain pending proceedings, domestic and foreign governmental entities and non-governmental plaintiffs, including union health and welfare funds ("unions"), Native American tribes, insurers and self-insurers such as Blue Cross and Blue Shield plans, hospitals, taxpayers and others, are seeking reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees. Certain of the health care cost recovery cases purport to be brought on behalf of a class of plaintiffs.

     The claims asserted in the health care cost recovery actions include the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking, the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state RICO statutes.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, "unclean hands" (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit, and statutes of limitations. In addition, defendants argue that they should be entitled to "set off" any alleged damages to the extent the plaintiff benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by "standing in the shoes" of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.

     Although there have been some decisions to the contrary, most courts that have decided motions in these cases have dismissed all or most of the claims against the industry. In addition, eight federal circuit courts of appeals, the Second, Third, Fifth, Seventh, Eighth, Ninth, Eleventh and District of Columbia circuits, as well as California, Florida and Tennessee intermediate appellate courts, relying primarily on grounds that plaintiffs' claims were too remote, have affirmed dismissals of, or reversed trial courts that had refused to dismiss, health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs' appeals from the cases decided by the courts of appeals for the Second, Third, Fifth, Ninth and District of Columbia circuits. As of December 31, 2002, there were an estimated 41 health care cost recovery cases pending in the United States against PM USA, and in some instances, ALG, including the case filed by the United States government, which is discussed below under "Federal Government's Lawsuit." The cases brought in the United States include actions brought by Belize, Bolivia, Ecuador, Guatemala, Honduras, Nicaragua, the Province of Ontario, Canada, Panama, the Russian Federation, Tajikistan, Ukraine, Venezuela, 11 Brazilian states and 11 Brazilian cities. The actions brought by Belize, Bolivia, Ecuador, Guatemala, Honduras, Nicaragua, the Province of Ontario, Panama, the Russian Federation, Tajikistan, Ukraine, Venezuela, 10 Brazilian states and 11 Brazilian cities were consolidated for pre-trial purposes and transferred to the United States District Court for the District of Columbia. The district court dismissed the cases brought by Guatemala, Nicaragua, Ukraine and the Province of Ontario, and the dismissals are now final. The district court has remanded to state courts the remaining cases, except for the cases brought by Bolivia and Panama. Subsequent to remand, the Ecuador case was voluntarily dismissed. In November 2001, the cases brought by Venezuela and the Brazilian state of Espirito Santo were dismissed by the state court, and Venezuela appealed. In September 2002, the appellate court affirmed the dismissal of the case brought by Venezuela, and Venezuela has petitioned the state supreme court for further review. In addition to cases brought in the United States, health care cost recovery actions have also been brought in Israel, the Marshall Islands (dismissed), the Province of British Columbia, Canada, France and Spain (dismissed for lack of jurisdiction; appeal pending), and other entities have stated that they are considering filing such actions.

     In March 1999, in the first health care cost recovery case to go to trial, an Ohio jury returned a verdict in favor of defendants on all counts. In June 2001, a New York jury returned a verdict awarding $6.83 million in compensatory damages against PM USA and a total of $11 million against four other defendants in a health care cost recovery action brought by a Blue Cross and

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      Blue Shield plan. In February 2002, the court awarded plaintiff approximately $38 million for attorneys' fees. Defendants, including PM USA, have appealed.

     Settlements of Health Care Cost Recovery Litigation

     In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the "MSA") with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the "State Settlement Agreements"). The MSA has received final judicial approval in all 52 settling jurisdictions. The State Settlement Agreements require that the domestic tobacco industry make substantial annual payments in the following amounts (excluding future annual payments contemplated by the agreement with tobacco growers discussed below), subject to adjustment for several factors, including inflation, market share and industry volume: 2002, $11.3 billion; 2003, $10.9 billion; 2004 through 2007, $8.4 billion each year; and, thereafter, $9.4 billion each year. In addition, the domestic tobacco industry is required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500 million, as well as additional annual payments of $250 million through 2003. These payment obligations are the several and not joint obligations of each settling defendant. PM USA's portion of ongoing adjusted payments and legal fees is based on its relative share of the settling manufacturers' domestic cigarette shipments, including roll-your-own cigarettes, in the year preceding that in which the payment is due. PM USA records its portions of ongoing settlement payments as part of cost of sales as product is shipped.

     The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.

     As part of the MSA, the settling defendants committed to work cooperatively with the tobacco-growing states to address concerns about the potential adverse economic impact of the MSA on tobacco growers and quota-holders. To that end, four of the major domestic tobacco product manufacturers, including PM USA, and the grower states, have established a trust fund to provide aid to tobacco growers and quota-holders. The trust will be funded by these four manufacturers over 12 years with payments, prior to application of various adjustments, scheduled to total $5.15 billion. Future industry payments (2002 through 2008, $500 million each year; 2009 and 2010, $295 million each year) are subject to adjustment for several factors, including inflation, United States cigarette volume and certain other contingent events, and, in general, are to be allocated based on each manufacturer's relative market share. PM USA records its portion of these payments as part of cost of sales as product is shipped.

     The State Settlement Agreements have materially adversely affected the volumes of PM USA and may adversely affect future volumes. ALG believes that they may also materially adversely affect the results of operations, cash flows or financial position of PM USA and Altria Group, Inc. in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in United States cigarette sales in the premium and discount segments, PM USA's share of the domestic premium and discount cigarette segments, and the effect of any

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      resulting cost advantage of manufacturers not subject to the MSA and the other State Settlement Agreements.

     Certain litigation, described below, has arisen challenging the validity of the MSA and alleging violations of antitrust laws.

     As of December 31, 2002, two suits challenging the validity of the MSA were pending against PM USA. Plaintiffs in these cases allege that by entering into the MSA, defendants violated plaintiffs' constitutional rights and antitrust laws. In addition, since December 2000, cases have been filed in Pennsylvania and Missouri against governmental entities alleging that enforcement of the MSA is unconstitutional and violates antitrust laws; neither PM USA nor ALG is a party to these suits.

     Federal Government's Lawsuit

     In 1999, the United States government filed a lawsuit in the United States
      District Court for the District of Columbia against various cigarette manufacturers and others, including PM USA and ALG, asserting claims under three federal statutes, the Medical Care Recovery Act ("MCRA"), the Medicare Secondary Payer ("MSP") provisions of the Social Security Act and the Racketeer Influenced and Corrupt Organizations Act ("RICO"). The lawsuit seeks to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants' fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans' health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleges that such costs total more than $20 billion annually. It also seeks various types of what it alleges to be equitable and declaratory relief, including disgorgement, an injunction prohibiting certain actions by the defendants, and a declaration that the defendants are liable for the federal government's future costs of providing health care resulting from defendants' alleged past tortious and wrongful conduct. PM USA and ALG moved to dismiss this lawsuit on numerous grounds, including that the statutes invoked by the government do not provide a basis for the relief sought. In September 2000, the trial court dismissed the government's MCRA and MSP claims, but permitted discovery to proceed on the government's claims for relief under RICO. In October 2000, the government moved for reconsideration of the trial court's order to the extent that it dismissed the MCRA claims for health care costs paid pursuant to government health benefit programs other than Medicare and the Federal Employees Health Benefits Act. In February 2001, the government filed an amended complaint attempting to replead the MSP claims. In July 2001, the court denied the government's motion for reconsideration of the dismissal of the MCRA claims and dismissed the government's amended MSP claims. Trial of the case is currently scheduled for September 2004.

                    Certain Other Tobacco-Related Litigation

     Lights/Ultra Lights Cases: As of December 31, 2002, there were 13 putative class actions pending against PM USA and, in some instances, ALG in California, Florida, Illinois, Massachusetts, Minnesota, Missouri, New Hampshire (2), Ohio (2), Oregon, Tennessee and West Virginia on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Plaintiffs in these cases allege, among other things, that the use of the terms "Lights" and/or "Ultra Lights" constitutes deceptive and unfair trade practices, and seek

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      injunctive and equitable relief, including restitution and, in certain cases, plaintiffs also seek punitive damages. Classes have been certified in Illinois, Massachusetts and Florida. Trial is currently underway in the Illinois case. Trial in one of the Ohio cases is scheduled for August 2003.

     Cigarette Contraband Cases: As of December 31, 2002, the European Community and ten member states, various Departments of Colombia, Ecuador, Belize and Honduras had filed suits in the United States against ALG and certain of its subsidiaries, including PM USA and PMI, and other cigarette manufacturers and their affiliates, alleging that defendants sold to distributors cigarettes that would be illegally imported into various jurisdictions. The claims asserted in these cases include negligence, negligent misrepresentation, fraud, unjust enrichment, violations of RICO and its state-law equivalents and conspiracy. Plaintiffs in these cases seek actual damages, treble damages and undisclosed injunctive relief. In February 2002, the courts granted defendants' motions to dismiss all of the actions. In the Colombia and European Community actions, however, the RICO and fraud claims predicated on allegations of money laundering claims were dismissed without prejudice. Plaintiffs in each of the cases have appealed. In October 2001, the United States Court of Appeals for the Second Circuit affirmed the dismissal of a cigarette contraband case filed against another cigarette manufacturer. Plaintiff in that case petitioned the United States Supreme Court for further review, and in October 2002, the Supreme Court denied plaintiff's petition.

     Asbestos Contribution Cases: As of December 31, 2002, an estimated eight suits were pending on behalf of former asbestos manufacturers and affiliated entities against domestic tobacco manufacturers, including PM USA. These cases seek, among other things, contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. Plaintiffs in most of these cases also seek punitive damages.

     Retail Leaders Case: Three domestic tobacco manufacturers filed suit against PM USA seeking to enjoin the PM USA "Retail Leaders" program that became available to retailers in October 1998. The complaint alleged that this retail merchandising program is exclusionary, creates an unreasonable restraint of trade and constitutes unlawful monopolization. In addition to an injunction, plaintiffs sought unspecified treble damages, attorneys' fees, costs and interest. In May 2002, the court granted PM USA's motion for summary judgment and dismissed all of plaintiffs' claims with prejudice. Plaintiffs have appealed.

     Vending Machine Case: Plaintiffs, who began their case as a purported nationwide class of cigarette vending machine operators, allege that PM USA has violated the Robinson-Patman Act in connection with its promotional and merchandising programs available to retail stores and not available to cigarette vending machine operators. The initial complaint was amended to bring the total number of plaintiffs to 211, but by stipulated orders, all claims were stayed, except those of ten plaintiffs that proceeded to pre-trial discovery. Plaintiffs request actual damages, treble damages, injunctive relief, attorneys' fees and costs, and other unspecified relief. In June 1999, the court denied plaintiffs' motion for a preliminary injunction. Plaintiffs have withdrawn their request for class action status. In August 2001, the court granted PM USA's motion for summary judgment and dismissed, with prejudice, the claims of the ten plaintiffs. In October 2001, the court certified its decision for appeal to the United States Court of Appeals for the Sixth Circuit following the stipulation of all plaintiffs that the district court's dismissal would, if affirmed, be binding on all plaintiffs.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------



     Tobacco Price Cases: As of December 31, 2002, there were 39 putative class actions pending against PM USA and other domestic tobacco manufacturers, as well as, in certain instances, ALG and PMI, alleging that defendants conspired to fix cigarette prices in violation of antitrust laws. Seven of the putative class actions were filed in various federal district courts by direct purchasers of tobacco products, and the remaining 32 were filed in 14 states and the District of Columbia by retail purchasers of tobacco products. In November 2001, plaintiffs' motion for class certification was granted in a case pending in state court in Kansas, and trial in this case is scheduled for September 2003. In November 2001, plaintiffs' motion for class certification was denied in a case pending in state court in Minnesota. In June 2002, plaintiffs' motion for class certification was denied in a case pending in the State of Michigan. Plaintiffs' motion for reconsideration of this ruling was denied. Defendants' motions for summary judgment are pending. In May 2002, the Arizona Court of Appeals reversed the trial court's decision to dismiss an action. Defendants appealed to the Arizona Supreme Court, which has accepted defendants' appeal. The seven federal class actions were consolidated in the United States District Court for the Northern District of Georgia, and, in July 2002, the court granted defendants' motion for summary judgment dismissing the case in its entirety. Plaintiffs have appealed.

     Cases Under the California Business and Professions Code: In June 1997 and
      July 1998, two suits were filed in California courts alleging that domestic cigarette manufacturers, including PM USA and others, have violated California Business and Professions Code Sections 17200 and 17500 regarding unfair, unlawful and fraudulent business practices. Class certification was granted as to plaintiffs' claims that defendants violated sections 17200 and/or 17500 of California Business and Professions Code pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods and injunctive relief. In September 2002, the court granted defendants' motions for summary judgment as to all claims in one of the cases; in November 2002, the court confirmed its earlier rulings granting defendants' motions for summary judgment. Plaintiffs have appealed. Trial in the other case is scheduled for May 2003.

     Tobacco Growers' Case: In February 2000, a suit was filed on behalf of a purported class of tobacco growers and quota-holders, and amended complaints were filed in May 2000 and in August 2000. The second amended complaint alleges that defendants, including PM USA, violated antitrust laws by bid-rigging and allocating purchases at tobacco auctions and by conspiring to undermine the tobacco quota and price-support program administered by the federal government. In October 2000, defendants filed motions to dismiss the amended complaint and to transfer the case, and plaintiffs filed a motion for class certification. In November 2000, the court granted defendants' motion to transfer the case to the United States District Court for the Middle District of North Carolina. In December 2000, plaintiffs served a motion for leave to file a third amended complaint to add tobacco leaf buyers as defendants. This motion was granted, and the additional parties were served in February 2001. In March 2001, the leaf buyer defendants filed a motion to dismiss the case. In July 2001, the court denied the manufacturer and leaf buyer defendants' motions to dismiss the case, and in April 2002 granted plaintiffs' motion for class certification. Defendants' petition for interlocutory review of the class certification order was denied in June 2002. Trial is scheduled for April 2004.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


     Consolidated Putative Punitive Damages Cases: In September 2000, a putative class action was filed in the federal district court in the Eastern District of New York that purported to consolidate punitive damages claims in ten tobacco-related actions then pending in federal district courts in New York and Pennsylvania. In July 2002, plaintiffs filed an amended consolidated class action complaint and a motion seeking certification of a punitive damages class of persons residing in the United States who smoke or smoked defendants' cigarettes, and who have been diagnosed by a physician with an enumerated disease from April 1993 through the date notice of the certification of this class is disseminated. The following persons are excluded from the class: (1) those who have obtained judgments or settlements against any defendants; (2) those against whom any defendant has obtained judgment; (3) persons who are part of the certified Engle class; (4) persons who should have reasonably realized that they had an enumerated disease prior to April 9, 1993; and (5) those whose diagnosis or reasonable basis for knowledge predates their use of tobacco. In September 2002, the court granted plaintiffs' motion for class certification, and defendants have petitioned the United States Court of Appeals for the Second Circuit for review of the trial court's ruling. Trial of the case, which was previously scheduled for January 2003, has been stayed pending resolution of defendants' petition to the Second Circuit.

                              Certain Other Actions

     National Cheese Exchange Cases: Since 1996, seven putative class actions have been filed by various dairy farmers alleging that Kraft and others engaged in a conspiracy to fix and depress the prices of bulk cheese and milk through their trading activity on the National Cheese Exchange. Plaintiffs seek injunctive and equitable relief and unspecified treble damages. Plaintiffs voluntarily dismissed two of the actions after class certification was denied. Three cases were consolidated in state court in Wisconsin, and in November 1999, the court granted Kraft's motion for summary judgment. In June 2001, the Wisconsin Court of Appeals affirmed the trial court's ruling dismissing the cases. In April 2002, the Wisconsin Supreme Court affirmed the intermediate appellate court's ruling, and plaintiffs have petitioned the United States Supreme Court for further review. In December 2002, the Supreme Court denied plaintiffs' petition. In April 2002, Kraft's motion for summary judgment dismissing the case was granted in a case pending in the United States District Court for the Central District of California. In June 2002, the parties settled this dispute on an individual (non-class) basis, and plaintiffs dismissed their appeal. A case in Illinois state court has been settled and dismissed. No cases remain pending at this time.

     Italian Tax Matters: Two hundred tax assessments, including nine assessments for 1996 that were served in December 2002, that allege nonpayment of taxes in Italy (value-added taxes for the years 1988 to 1996 and income taxes for the years 1987 to 1996) have been served upon certain affiliates of ALG. The aggregate amount of alleged unpaid taxes assessed to date is the euro equivalent of $2.5 billion. In addition, the euro equivalent of $4.1 billion in interest and penalties has been assessed. ALG anticipates that value-added and income tax assessments may also be received with respect to subsequent years. All of the assessments are being vigorously contested. To date, the Italian administrative tax court in Milan has overturned 188 of the assessments, and the tax authorities have appealed to the regional appellate court in Milan. To date, the regional appellate court has rejected 81 of the appeals filed by the tax authorities. The tax authorities have appealed 45 of the 81 decisions of the regional appellate court to the Italian Supreme Court, and a hearing on these cases was held in December 2001. Six of the 81 decisions were not appealed and are now final. In March, May and July 2002, the

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      Italian Supreme Court issued its decisions in 43 of the 45 appeals. The Italian Supreme Court rejected 12 of the 45 appeals and these 12 cases are now final. The Italian Supreme Court vacated the decisions of the regional appellate court in 31 of the cases and remanded these cases back to the regional appellate court for further hearings on the merits. Two decisions have not been issued. In a separate proceeding in October 1997, a Naples court dismissed charges of criminal association against certain present and former officers and directors of affiliates of ALG, but permitted tax evasion and related charges to remain pending. In February 1998, the criminal court in Naples determined that jurisdiction was not proper, and the case file was transmitted to the public prosecutor in Milan. In March 2002, after the Milan prosecutor's investigation into the matter, these present and former officers and directors received notices that an initial hearing would take place in June 2002 at which time the "preliminary judge" hearing the case would evaluate whether the Milan prosecutor's charges should be sent to a criminal judge for a full trial. At the June 2002 hearing, the "preliminary judge" ruled that there was no legal basis for the prosecutor's charges and acquitted all of the defendants; the prosecutor has appealed. ALG, its affiliates and the officers and directors who are subject to the proceedings believe they have complied with applicable Italian tax laws and are vigorously contesting the pending assessments and proceedings.

                                 --------------

     It is not possible to predict the outcome of the litigation pending against ALG and its subsidiaries. Litigation is subject to many uncertainties. Unfavorable verdicts awarding compensatory and/or punitive damages against PM USA have been returned in the Engle smoking and health class action, several individual smoking and health cases, a flight attendant ETS lawsuit, and a health care cost recovery case and are being appealed. It is possible that there could be further adverse developments in these cases and that additional cases could be decided unfavorably. An unfavorable outcome or settlement of a pending tobacco-related litigation could encourage the commencement of additional litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation.

     ALG and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Except as discussed elsewhere in this Note 18: (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related litigation; (ii) management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending tobacco-related litigation; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any.

     The present legislative and litigation environment is substantially uncertain, and it is possible that the business and volume of ALG's subsidiaries, as well as Altria Group, Inc.'s consolidated results of operations, cash flows or financial position could be materially affected by an unfavorable outcome or settlement of certain pending litigation or by the enactment of federal or state tobacco legislation. ALG and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


      verdicts against it. All such cases are, and will continue to be, vigorously defended. However, ALG and its subsidiaries may enter into discussions in an attempt to settle particular cases if they believe it is in the best interests of ALG's stockholders to do so.

     Guarantees

     At December 31, 2002, Altria Group, Inc.'s third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $255 million, of which $210 million have no expiration dates. The remainder expire through 2012, with $12 million expiring in 2003. Altria Group, Inc. is required to perform under these guarantees in the event that a third-party fails to make contractual payments or achieve performance measures. Altria Group, Inc. has recorded a liability of $86 million at December 31, 2002 relating to these guarantees.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------


Note 19.  Quarterly Financial Data (Unaudited):
-----------------------------------------------

                                               2002 Quarters
                                   -------------------------------------
                                   1st       2nd       3rd       4th
                                   ---       ---       ---       ---
                                    (in millions, except per share data)
Net revenues                       $20,535   $21,103   $19,996   $18,774
                                   =======   =======   =======   =======
Gross profit                       $ 7,428   $ 8,019   $ 7,564   $ 6,423
                                   =======   =======   =======   =======
Net earnings                       $ 2,365   $ 2,610   $ 4,359   $ 1,768
                                   =======   =======   =======   =======
Per share data:
  Basic EPS                        $  1.10   $  1.22   $  2.07   $  0.86
                                   =======   =======   =======   =======
  Diluted EPS                      $  1.09   $  1.21   $  2.06   $  0.85
                                   =======   =======   =======   =======
  Dividends declared               $  0.58   $  0.58   $  0.64   $  0.64
                                   =======   =======   =======   =======
  Market price - high              $ 54.48   $ 57.79   $ 52.00   $ 44.09
               - low               $ 45.40   $ 42.24   $ 37.52   $ 35.40



                                               2001 Quarters
                                   -------------------------------------
                                   1st       2nd       3rd       4th
                                   ---       ---       ---       ---
                                    (in millions, except per share data)
Net revenues                       $19,959   $20,789   $20,249   $19,882
                                   =======   =======   =======   =======
Gross profit                       $ 7,156   $ 7,651   $ 7,600   $ 7,363
                                   =======   =======   =======   =======
Earnings before cumulative
  effect of accounting change      $ 1,786   $ 2,288   $ 2,328   $ 2,164
Cumulative effect of
  accounting change                     (6)
                                   -------   -------   -------   -------
Net earnings                       $ 1,780   $ 2,288   $ 2,328   $ 2,164
                                   =======   =======   =======   =======
Per share data:
  Basic EPS                        $  0.81   $  1.04   $  1.07   $  1.00
                                   =======   =======   =======   =======
  Diluted EPS                      $  0.80   $  1.03   $  1.06   $  0.99
                                   =======   =======   =======   =======
  Dividends declared               $  0.53   $  0.53   $  0.58   $  0.58
                                   =======   =======   =======   =======
  Market price - high              $ 52.04   $ 53.88   $ 49.76   $ 51.72
               - low               $ 38.75   $ 44.00   $ 43.00   $ 44.70


     Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

                               ALTRIA GROUP, INC.
                                and SUBSIDIARIES
                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                               ------------------



     During 2002 and 2001, Altria Group, Inc. recorded the following pre-tax charges or (gains):


                                                            2002 Quarters
                                                  ---------------------------------
                                                  1st       2nd       3rd       4th
                                                  ---       ---       ---       ---
                                                             (in millions)
Separation programs and asset impairments         $165      $ 25    $    33
Gain on Miller transaction                                           (2,653)    $ 22
Integration costs and a loss on sale of a
   food factory                                     27        92                  (8)
Provision for airline industry exposure                                          290
Gain on sales of businesses                                   (3)                (77)
                                                  ----      ----    -------     ----
                                                  $192      $114    $(2,620)    $227
                                                  ====      ====    =======     ====

                                                            2001 Quarters
                                                  ----------------------------------
                                                  1st       2nd       3rd       4th
                                                  ---       ---       ---       ---
                                                             (in millions)
Litigation related expense                        $500
Gain on sale of a business                                  $ (8)
Integration costs and a loss on sale of a
   food factory                                     29                  $37      $16
Contract brewing agreement                                               19
                                                  ----      ----        ---      ---
                                                  $529      $ (8)       $56      $16
                                                  ====      ====        ===      ===